Exhibit 1.2

INDEPENDENT AUDITORS’ REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Research In Motion Limited

We have audited the accompanying consolidated financial statements of Research In Motion Limited [the “Company”], which are comprised of the consolidated balance sheets as at March 2, 2013 and March 3, 2012, the consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years ended March 2, 2013, March 3, 2012, and February 26, 2011, and a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with United States generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 2, 2013 and March 3, 2012, and the results of its operations and its cash flows for each of the years ended March 2, 2013, March 3, 2012, and February 26, 2011, in accordance with United States generally accepted accounting principles.

Other matter

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of March 2, 2013, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 28, 2013 expressed an unqualified opinion on the Company’s internal control over financial reporting.

Kitchener, Canada, March 28, 2013.	/s/ Ernst & Young LLP Chartered Accountants Licensed Public Accountants

REPORT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Shareholders of Research In Motion Limited

We have audited Research In Motion Limited’s [the “Company”] internal control over financial reporting as of March 2, 2013, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that [1] pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; [2] provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and [3] provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 2, 2013, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as at March 2, 2013 and March 3, 2012, and the consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years ended March 2, 2013, March 3, 2012 and February 26, 2011 of the Company and our report dated March 28, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Kitchener, Canada,	Chartered Accountants
March 28, 2013.	Licensed Public Accountants

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

To the Shareholders of Research In Motion Limited

Management of Research In Motion Limited is responsible for the preparation and presentation of the Consolidated Financial Statements and all of the financial information in this Annual Report. The Consolidated Financial Statements were prepared in accordance with United States generally accepted accounting principles and include certain amounts based upon estimates and judgments required for such preparation. The financial information appearing throughout this Annual Report is consistent with the Consolidated Financial Statements. The Consolidated Financial Statements have been reviewed by the Audit and Risk Management Committee and approved by the Board of Directors of Research In Motion Limited.

In fulfilling its responsibility for the reliability and integrity of financial information, management has developed and maintains systems of accounting and internal controls and budgeting procedures. Management believes these systems and controls provide reasonable assurance that assets are safeguarded, transactions are executed in accordance with management’s authorization and financial records are reliable for the preparation of accurate and timely Consolidated Financial Statements.

The Company’s Audit and Risk Management Committee of the Board of Directors, which consists entirely of non-management independent directors, usually meets two times per fiscal quarter with management and the independent registered public accounting firm to ensure that each is discharging its respective responsibilities, to review the Consolidated Financial Statements and either the quarterly review engagement report or the independent registered public accounting firm’s report and to discuss significant financial reporting issues and auditing matters. The Company’s external registered public accounting firm has full and unrestricted access to the Audit and Risk Management Committee to discuss audit findings, financial reporting and other related matters. The Audit and Risk Management Committee reports its findings to the Board of Directors for consideration when the Board approves the Consolidated Financial Statements for issuance to the shareholders.

The Consolidated Financial Statements for fiscal 2013, fiscal 2012 and fiscal 2011 have been audited by Ernst & Young LLP, the independent registered public accounting firm appointed by the shareholders, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).

/s/ Thorsten Heins
Thorsten Heins
President & CEO

Waterloo, Ontario

March 28, 2013

Research In Motion Limited

Incorporated under the Laws of Ontario

(United States dollars, in millions)

Consolidated Balance Sheets

	As At
	March 2, 2013	March 3, 2012
Assets
Current

Cash and cash equivalents	$1,549	$1,527
Short-term investments	1,105	247
Accounts receivable, net	2,353	3,062
Other receivables	272	496
Inventories	603	1,027
Income taxes receivable	597	135
Other current assets	469	365
Deferred income tax asset	139	197
Assets held for sale	14	15

	7,101	7,071

Long-term investments	221	337

Property, plant and equipment, net	2,395	2,733

Goodwill	—	304

Intangible assets, net	3,448	3,286

	$13,165	$13,731

Liabilities
Current

Accounts payable	$1,064	$744
Accrued liabilities	1,842	2,382
Deferred revenue	542	263

	3,448	3,389

Deferred income tax liability	245	232

Income taxes payable	12	10

	3,705	3,631

Shareholders’ Equity
Capital stock and additional paid-in capital

Preferred shares: authorized unlimited number of non-voting, cumulative, redeemable and retractable	—	—
Common shares: authorized unlimited number of non-voting, redeemable, retractable Class A common shares and unlimited number of voting common shares
Issued - 524,159,844 voting common shares (March 3, 2012 - 524,159,844)	2,431	2,446
Treasury stock
March 2, 2013 - 9,019,617 (March 3, 2012 - 8,711,010)	(234)	(299)
Retained earnings	7,267	7,913
Accumulated other comprehensive income (loss)	(4)	40

	9,460	10,100

	$13,165	$13,731

See notes to consolidated financial statements.

On behalf of the Board:

Thorsten Heins	Barbara Stymiest
Director	Director

Research In Motion Limited

(United States dollars, in millions)

Consolidated Statements of Shareholders’ Equity

	Capital Stock and Additional Paid-In Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance as at February 27, 2010	$2,372	$(94)	$5,274	$51	$7,603

Net income	—	—	3,411	—	3,411
Other comprehensive loss	—	—	—	(61)	(61)

Shares issued:
Exercise of stock options	67	—	—	—	67
Stock-based compensation	72	—	—	—	72
Tax deficiencies related to stock-based compensation	(1)	—	—	—	(1)
Purchase of treasury stock	—	(76)	—	—	(76)
Treasury stock vested	(10)	10	—	—	—
Common shares repurchased	(141)	—	(1,936)	—	(2,077)

Balance as at February 26, 2011	2,359	(160)	6,749	(10)	8,938

Net income	—	—	1,164	—	1,164
Other comprehensive income	—	—	—	50	50

Shares issued:
Exercise of stock options	9	—	—	—	9
Stock-based compensation	97	—	—	—	97
Tax deficiencies related to stock-based compensation	(2)	—	—	—	(2)
Purchase of treasury stock	—	(156)	—	—	(156)
Treasury stock vested	(17)	17	—	—	—

Balance as at March 3, 2012	2,446	(299)	7,913	40	10,100

Net loss	—	—	(646)	—	(646)
Other comprehensive loss	—	—	—	(44)	(44)

Shares issued:
Stock-based compensation	86	—	—	—	86
Tax deficiencies related to stock-based compensation	(11)	—	—	—	(11)
Purchase of treasury stock	—	(25)	—	—	(25)
Treasury stock vested	(90)	90	—	—	—

Balance as at March 2, 2013	$2,431	$(234)	$7,267	$(4)	$9,460

See notes to consolidated financial statements.

Research In Motion Limited

(United States dollars, in millions, except per share data)

Consolidated Statements of Operations

	For the Year Ended
	March 2, 2013	March 3, 2012	February 26, 2011

Revenue

Hardware and other	$6,902	$14,031	$16,416
Service and software	4,171	4,392	3,491

	11,073	18,423	19,907

Cost of sales

Hardware and other	7,060	11,217	10,516
Service and software	579	631	566

	7,639	11,848	11,082

Gross margin	3,434	6,575	8,825

Operating expenses

Research and development	1,509	1,556	1,351
Selling, marketing and administration	2,111	2,600	2,400
Amortization	714	567	438
Impairment of goodwill	335	355	-

	4,669	5,078	4,189

Operating income (loss)	(1,235)	1,497	4,636

Investment income, net	15	21	8

Income (loss) from continuing operations before income taxes	(1,220)	1,518	4,644

Provision for (recovery of) income taxes	(592)	347	1,233

Income (loss) from continuing operations	(628)	1,171	3,411

Loss from discontinued operations, net of tax	(18)	(7)	-

Net income (loss)	$(646)	$1,164	$3,411

Earnings (loss) per share

Basic earnings (loss) per share from continuing operations	$(1.20)	$2.23	$6.36
Basic loss per share from discontinued operations	(0.03)	(0.01)	-

Total basic earnings (loss) per share	$(1.23)	$2.22	$6.36

Diluted earnings (loss) per share from continuing operations	$(1.20)	$2.23	$6.34
Diluted loss per share from discontinued operations	(0.03)	(0.01)	-

Total diluted earnings (loss) per share	$(1.23)	$2.22	$6.34

See notes to consolidated financial statements.

Research In Motion Limited

(United States dollars, in millions, except per share data)

Consolidated Statements of Comprehensive Income (Loss)

	For the Year Ended
	March 2, 2013	March 3, 2012	February 26, 2011
Net income (loss)	$(646)	$1,164	$3,411

Other comprehensive income (loss)
Net change in unrealized losses on available-for-sale investments	-	(3)	(2)
Net change in fair value of derivatives designated as cash flow hedges during the year, net of income taxes of $3 million (March 3, 2012 - income taxes of $4 million; February 26, 2011 - income tax recovery of $7 million)	11	14	(20)
Amounts reclassified to net income (loss) during the year, net of income taxes of $18 million (March 3, 2012 - income tax recovery of $14 million; February 26, 2011 - income taxes of $16 million)	(55)	39	(39)

Other comprehensive income (loss)	(44)	50	(61)

Comprehensive income (loss)	$(690)	$1,214	$3,350

See notes to consolidated financial statements.

Research In Motion Limited

(United States dollars, in millions)

Consolidated Statements of Cash Flows

	For the Year Ended
	March 2, 2013	March 3, 2012	February 26, 2011

Cash flows from operating activities

Income (loss) from continuing operations	$(628)	$1,171	$3,411
Loss from discontinued operations	(18)	(7)	—

Net income (loss)	(646)	1,164	3,411

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Amortization	1,918	1,523	927
Deferred income taxes	87	(5)	92
Income taxes payable	2	(21)	2
Stock-based compensation	86	97	72
Impairment of goodwill	335	355	—
Other	36	9	1

Net changes in working capital items	485	(210)	(496)

Net cash provided by operating activities	2,303	2,912	4,009

Cash flows from investing activities

Acquisition of long-term investments	(296)	(355)	(784)
Proceeds on sale or maturity of long-term investments	227	376	893
Acquisition of property, plant and equipment	(413)	(902)	(1,039)
Acquisition of intangible assets	(1,005)	(2,217)	(557)
Business acquisitions, net of cash acquired	(60)	(226)	(494)
Acquisition of short-term investments	(1,472)	(250)	(503)
Proceeds on sale or maturity of short-term investments	779	550	786

Net cash used in investing activities	(2,240)	(3,024)	(1,698)

Cash flows from financing activities

Issuance of common shares	—	9	67
Tax deficiencies related to stock-based compensation	(11)	(2)	(1)
Purchase of treasury stock	(25)	(156)	(76)
Common shares repurchased	—	—	(2,077)

Net cash used in financing activities	(36)	(149)	(2,087)

Effect of foreign exchange gain (loss) on cash and cash equivalents	(5)	(3)	16

Net increase (decrease) in cash and cash equivalents for the year	22	(264)	240
Cash and cash equivalents, beginning of year	1,527	1,791	1,551

Cash and cash equivalents, end of year	$1,549	$1,527	$1,791

See notes to consolidated financial statements.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

1.	RESEARCH IN MOTION LIMITED AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Research In Motion Limited (the “Company”) is a leading designer, manufacturer and marketer of innovative wireless solutions for the worldwide mobile communications market. Through the development of integrated hardware, software and services that support multiple wireless network standards, The Company provides platforms and solutions for seamless access to information, including email, voice, instant messaging, short message service, Internet and intranet-based applications and browsing. The Company’s technology also enables a broad array of third party developers and manufacturers to enhance their products and services through software development kits, wireless connectivity to data and third-party support programs. The Company’s portfolio of award-winning products, services and embedded technologies are used by thousands of organizations and millions of consumers around the world and include the BlackBerry® wireless solution, the BlackBerry Wireless Handheld™ product line, the BlackBerry® PlayBook™ tablet, software development tools and other software and hardware. The Company’s sales and marketing efforts include collaboration with strategic partners and distribution channels, as well as its own supporting sales and marketing teams, to promote the sale of its products and services. The Company was incorporated on March 7, 1984 under the Ontario Business Corporations Act. The Company’s shares are traded on the Toronto Stock Exchange under the symbol “BB” and on the NASDAQ Global Select Market under the symbol “BBRY”.

Basis of presentation and preparation

The consolidated financial statements include the accounts of all subsidiaries of the Company with intercompany transactions and balances eliminated on consolidation. All of the Company’s subsidiaries are wholly-owned. These consolidated financial statements have been prepared by management in accordance with United States generally accepted accounting principles (“U.S. GAAP”) on a basis consistent for all periods presented except as described in note 2. Certain of the comparative figures have been reclassified to conform to the current year’s presentation.

The Company’s fiscal year end date is the 52 or 53 weeks ending on the last Saturday of February, or the first Saturday of March. The fiscal years ending March 2, 2013 and February 26, 2011 comprise 52 weeks and the fiscal year ended March 3, 2012 comprises 53 weeks.

The significant accounting policies used in these U.S. GAAP consolidated financial statements are as follows:

Use of estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions with respect to the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant areas requiring the use of management estimates relate to the determination of reserves for various litigation claims, provisions for excess and obsolete inventories and liabilities for purchase commitments with contract manufacturers and suppliers, provisions for warranty, revenue related estimates including vendor-specific objective evidence of selling price (“VSOE”), best estimated selling price (“BESP”), right of return and customer incentive commitments, royalties, implied fair value of goodwill, amortization expense, fair values of assets acquired and liabilities assumed in business combinations, provision for income taxes, realization of deferred income tax assets and the related components of the valuation allowance, allowance for doubtful accounts, and the fair values of financial instruments. Actual results could differ from these estimates.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

Foreign currency translation

The U.S. dollar is the functional and reporting currency of the Company. Foreign currency denominated assets and liabilities of the Company and all of its subsidiaries are translated into U.S. dollars. Accordingly, monetary assets and liabilities are translated using the exchange rates in effect at the consolidated balance sheet dates and revenues and expenses are translated at the rates of exchange prevailing when the transactions occurred. Remeasurement adjustments are included in income. Non-monetary assets and liabilities are translated at historical exchange rates.

Cash and cash equivalents

Cash and cash equivalents consist of balances with banks and liquid investments with maturities of three months or less at the date of acquisition.

Accounts receivable, net

The accounts receivable balance which reflects invoiced and accrued revenue is presented net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects estimates of probable losses in accounts receivables. The Company is dependent on a number of significant customers and on large complex contracts with respect to sales of the majority of its products, software and services. The Company expects the majority of its accounts receivable balances to continue to come from large customers as it sells the majority of its devices and software products and service relay access through network carriers and resellers rather than directly.

The Company evaluates the collectability of its accounts receivables based upon a combination of factors on a periodic basis such as specific credit risk of its customers, historical trends and economic circumstances. The Company, in the normal course of business, monitors the financial condition of its customers and reviews the credit history of each new customer. When the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company (such as in the case of bankruptcy filings or material deterioration in the customer’s operating results or financial position, and payment experiences), the Company records a specific bad debt provision to reduce the customer’s related accounts receivable to its estimated net realizable value. If circumstances related to specific customers change, the Company’s estimates of the recoverability of accounts receivables balances could be further adjusted. The allowance for doubtful accounts as at March 2, 2013 is $17 million (March 3, 2012 - $16 million).

While the Company sells its products and services to a variety of customers, there were no customers that comprised more than 10% of the Company’s revenue in fiscal 2013 (March 3, 2012 – no customers that comprised more than 10%; February 26, 2011 – two customers comprised 11% each). There was one customer that comprised 8.2% of accounts receivable as at March 2, 2013 (March 3, 2012 – one customer comprised 13%).

Investments

The Company’s cash equivalents and investments, other than cost method investments of $4 million (March 3, 2012 - $37 million) and equity method investments of $46 million (March 3, 2012 - $48 million), consist of money market and other debt securities, which are classified as available-for-sale for accounting purposes and are carried at fair value with unrealized gains and losses net of related income taxes recorded in accumulated other comprehensive income until such investments mature or are sold. The Company uses the specific identification method of determining the cost basis in computing realized gains or losses on available-for-sale investments

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

which are recorded in investment income. In the event of a decline in value which is other-than-temporary, the investment is written down to fair value with a charge to income. The Company does not exercise significant influence with respect to any of these investments.

Investments with maturities of one year or less, as well as any investments that management intends to hold for less than one year, are classified as short-term investments. Investments with maturities in excess of one year are classified as long-term investments.

The Company assesses individual investments that are in an unrealized loss position to determine whether the unrealized loss is other-than-temporary. The Company makes this assessment by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the fair value has been less than cost, the financial condition, the near-term prospects of the individual investment and the Company’s intent and ability to hold the investment. In the event that a decline in the fair value of an investment occurs and the decline in value is considered to be other-than-temporary, an impairment charge is recorded in investment income equal to the difference between the cost basis and the fair value of the individual investment at the consolidated balance sheet date of the reporting period for which the assessment was made. The fair value of the investment then becomes the new cost basis of the investment.

If a debt security’s market value is below its amortized cost and the Company either intends to sell the security or it is more likely than not that the Company will be required to sell the security before its anticipated recovery, the Company records an other-than-temporary impairment charge to investment income for the entire amount of the impairment. For other-than-temporary impairments on debt securities that the Company does not intend to sell and it is not more likely than not that the entity will be required to sell the security before its anticipated recovery, the Company would separate the other-than-temporary impairment into the amount representing the credit loss and the amount related to all other factors. The Company would record the other-than-temporary impairment related to the credit loss as a charge to investment income and the remaining other-than-temporary impairment would be recorded as a component of accumulated other comprehensive income.

Derivative financial instruments

The Company uses derivative financial instruments, including forward contracts and options, to hedge certain foreign currency exposures. The Company does not use derivative financial instruments for speculative purposes.

The Company records all derivative instruments at fair value on the consolidated balance sheets. The fair value of these instruments is calculated based on notional and exercise values, transaction rates, market quoted currency spot rates, forward points and interest rate yield curves. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative instrument and the resulting designation.

For derivative instruments designated as cash flow hedges, the effective portion of the derivative’s gain or loss is initially reported as a component of accumulated other comprehensive income, net of tax, and subsequently reclassified into income in the same period or periods in which the hedged item affects income. The ineffective portion of the derivative’s gain or loss is recognized in current income. In order for the Company to receive hedge accounting treatment, the cash flow hedge must be highly effective in offsetting changes in the fair value of the hedged item and the relationship between the hedging instrument and the associated hedged item must be formally documented at the inception of the hedge relationship. Hedge effectiveness is formally assessed, both at hedge inception and on an ongoing basis, to determine whether the derivatives used in hedging transactions are highly effective in offsetting changes in the value of the hedged items and whether they are expected to continue to be highly effective in future periods.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Company formally documents relationships between hedging instruments and associated hedged items. This documentation includes: identification of the specific foreign currency asset, liability or forecasted transaction being hedged; the nature of the risk being hedged; the hedge objective; and the method of assessing hedge effectiveness. If an anticipated transaction is deemed no longer likely to occur, the corresponding derivative instrument is de-designated as a hedge and any associated unrealized gains and losses in accumulated other comprehensive income are recognized in income at that time. Any future changes in the fair value of the instrument are recognized in current income. The Company did not reclassify any losses from accumulated other comprehensive income (loss) into income as a result of the de-designation of any derivative instrument as a hedge during fiscal 2013 (fiscal 2012 – nil).

For any derivative instruments that do not meet the requirements for hedge accounting, or for any derivative instruments for which hedge accounting is not elected, the changes in fair value of the instruments are recognized in income in the current period and will generally offset the changes in the U.S. dollar value of the associated asset, liability, or forecasted transaction.

Inventories

Raw materials are stated at the lower of cost and replacement cost. Work in process and finished goods inventories are stated at the lower of cost and net realizable value. Cost includes the cost of materials plus direct labour applied to the product and the applicable share of manufacturing overhead. Cost is determined on a first-in-first-out basis.

Property, plant and equipment, net

Property, plant and equipment are stated at cost less accumulated amortization. No amortization is provided for construction in progress until the assets are ready for use. Amortization is provided using the following rates and methods:

Buildings, leasehold improvements and other	Straight-line over terms between 5 and 40 years
BlackBerry operations and other information technology	Straight-line over terms between 3 and 5 years
Manufacturing equipment, research and development equipment and tooling	Straight-line over terms between 2 and 8 years
Furniture and fixtures	Declining balance at 20% per annum

Goodwill

Goodwill represents the excess of the acquisition price over the fair value of identifiable net assets acquired. Goodwill is allocated at the date of the business combination. Goodwill is not amortized, but is tested for impairment annually, during the fourth quarter, or more frequently if events or changes in circumstances indicate the asset may be impaired. These events and circumstances may include a significant change in legal factors or in the business climate, a significant decline in the Company’s share price, an adverse action of assessment by a regulator, unanticipated competition, a loss of key personnel, significant disposal activity and the testing of recoverability for a significant asset group.

The Company consists of a single reporting unit. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit including goodwill is compared with its fair value. The estimated fair value is determined utilizing a market-based approach, based on the quoted market price of the Company’s stock in an active market, adjusted by an appropriate control premium. When the carrying amount of a reporting unit exceeds its fair value, goodwill of the reporting unit is considered to be impaired and the second step is necessary.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

In the second step of the goodwill impairment test, the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of goodwill is determined in the same manner as the value of goodwill is determined in a business combination using the fair value of the reporting unit as if it were the acquisition price. When the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the consolidated statements of operations. Establishing an implied fair value of goodwill requires the Company to make estimates for key inputs into complex valuation models and to apply significant judgment in the selection of estimates, assumptions and methodologies required to complete the analysis. Areas of judgment include, but are not limited to, development of multi-year business cash flow forecasts, the selection of discount rates and the identification and valuation of unrecorded assets.

Intangible assets

Intangible assets with definite lives are stated at cost less accumulated amortization. The Company is currently amortizing its intangible assets with finite lives over periods generally ranging between two to ten years.

Impairment of long-lived assets

The Company reviews long-lived assets such as property, plant and equipment and intangible assets with finite useful lives for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, a loss is recognized for the excess of the carrying amount over the fair value of the asset.

Assets held for sale and discontinued operations

Assets held for sale and related liabilities are reported separately on the Company’s consolidated balance sheets at the lower of their carrying value and fair value less costs to sell, if material. If the carrying value exceeds the fair value less costs to sell, a loss is recognized. Assets classified as held for sale are no longer amortized. Comparative figures are reclassified to conform to the current year’s presentation.

When the Company has disposed of or classified as held for sale a component of the entity, and certain criteria are met, the results of operations of the component, including any loss recognized, are reported separately on the consolidated statements of operations as discontinued operations. Discontinued operations are presented if the component’s operations and cash flows have been, or will be, eliminated from the Company and the Company will not have significant continuing involvement in the operations of the component after the disposal. Earnings (loss) per share amounts for both continuing operations and discontinued operations are presented separately on the consolidated statements of operations and income (loss) from continuing operations and loss from discontinued operations are reported separately on the consolidated statements of cash flows. Comparative figures are reclassified to conform to the current year’s presentation.

Income taxes

The Company uses the liability method of income tax allocation to account for income taxes. Deferred income tax assets and liabilities are recognized based upon temporary differences between the financial reporting and income tax bases of assets and liabilities, and measured using enacted income tax rates and laws that will be in

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is more likely than not to be realized. The Company considers both positive evidence and negative evidence, to determine whether, based upon the weight of that evidence, a valuation allowance is required. Judgment is required in considering the relative impact of negative and positive evidence.

Significant judgment is also required in evaluating the Company’s uncertain income tax positions and provisions for income taxes. Liabilities for uncertain income tax positions are recognized based on a two-step approach. The first step is to evaluate whether an income tax position has met the recognition threshold by determining if the weight of available evidence indicates that it is more likely than not to be sustained upon examination. The second step is to measure the income tax position that has met the recognition threshold as the largest amount that is more than 50% likely of being realized upon settlement. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provisions, income taxes payable and deferred income taxes in the period in which the facts that give rise to a revision become known. The Company recognizes interest and penalties related to uncertain income tax positions as interest expense, which is then netted and reported within investment income.

The Company uses the flow-through method to account for investment tax credits (“ITCs”) earned on eligible scientific research and experimental development expenditures. Under this method, the ITCs are recognized as a reduction to income tax expense.

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, the product has been delivered or the services have been provided to the customer, the sales price is fixed or determinable and collection is reasonably assured. In addition to this general policy, the following paragraphs describe the specific revenue recognition policies for each of the Company’s major categories of revenue.

Hardware

Revenue from the sale of BlackBerry wireless hardware products (e.g. BlackBerry® handheld devices and BlackBerry® PlayBook™ tablets) is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is probable. Product is considered delivered to the customer once it has been shipped and title and risk of loss have been transferred. For most of the Company’s product sales, these criteria are met at the time the product is shipped. For hardware products for which the software is deemed essential to the functionality of the hardware, the Company recognizes revenue in accordance with general revenue recognition accounting guidance.

The Company records reductions to revenue for estimated commitments related to price protection, right of return and for customer incentive programs. Price protection is accrued as a reduction to revenue based on estimates of price reductions provided the price reduction can be reliably estimated or based on contractual caps and all other revenue recognition criteria have been met. The Company also records reductions to revenue for a right of return based on contractual terms and conditions and, if the expected product returns can be reasonably and reliably estimated, based on historical experience. Where a general right of return cannot be reasonably and reliably estimated, the Company recognizes revenue when the product sells through the distribution channel. The estimated cost of customer incentive programs is accrued as a reduction to revenue and is recognized at the later of the date at which the Company has sold the product or the date at which the program is offered. If historical experience cannot support a breakage rate, the maximum rebate amount is accrued and adjusted when the incentive programs end.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

Service

Revenue from service is recognized rateably on a monthly basis when the service is provided. In instances where the Company bills the customer prior to performing the service, the prebilling is recorded as deferred revenue. Service revenue also includes the recognition of previously deferred revenue related to multi-element arrangements for non-software services and software upgrade rights related to the BlackBerry PlayBook tablets and BlackBerry 10 devices.

Software

Revenue from licensed software is recognized at the inception of the license term and in accordance with industry-specific software revenue recognition accounting guidance. When the fair value of a delivered element has not been established, the Company uses the residual method to recognize revenue if the fair value of undelivered elements is determinable. Revenue from software maintenance, unspecified upgrades and technical support contracts is recognized over the period that such items are delivered or those services are provided.

Other

Other revenue consists of the sale of accessories and repair and maintenance contracts. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is probable.

Shipping and Handling Costs

Amounts billed to customers related to shipping and handling are classified as revenue, and the Company’s shipping and handling costs are included in cost of sales. Shipping and handling costs that cannot be reasonably attributed to certain customers are included in selling, marketing and administration.

Multiple-Element Arrangements

The Company enters into revenue arrangements that may consist of multiple deliverables of its product and service offerings. The Company’s typical multiple-element arrangements involve: (i) certain BlackBerry 7 or earlier handheld devices with services, (ii) BlackBerry 10 handheld devices with unspecified software upgrades on a when-and-if available basis along with undelivered non-software services (iii) tablets with unspecified software upgrades on a when-and-if available basis and (iv) software with technical support services.

For the Company’s arrangements involving multiple deliverables of BlackBerry 7 or earlier handheld devices with services, the consideration from the arrangement is allocated to each respective element based on its relative selling price, using vendor-specific objective evidence of selling price (“VSOE”). In certain limited instances when the Company is unable to establish the selling price using VSOE, the Company attempts to establish the selling price of each element based on acceptable third party evidence of selling price (“TPE”); however, the Company is generally unable to reliably determine the selling prices of similar competitor products and services on a stand-alone basis. In these instances, the Company uses best estimated selling price (“BESP”) in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the product or service was sold on a stand-alone basis.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

Beginning in January, 2013 the Company introduced its BlackBerry 10 devices which will use the Company’s network infrastructure in a different manner than BlackBerry 7 or earlier devices. As a result, for arrangements involving multiple deliverables including the BlackBerry 10 device and the essential operating system software, as well as unspecified upgrade rights and non-software services for which the Company may not charge for separately, the consideration from the arrangement is allocated to each respective element based on the relative selling price, using the Company’s BESP as the device, unspecified upgrade rights and non-software services are no longer sold separately. The consideration for the delivered hardware and the related essential operating system software are recognized at the time of sale provided that the four general revenue recognition criteria have been met. The consideration allocated to the unspecified software upgrade rights and non-software services is deferred and recognized rateably over the 24-month estimated life of the devices.

The BlackBerry PlayBook tablet includes the right to receive free unspecified software upgrade rights on a when-and-if available basis. This upgrade right to the product’s embedded operating system software is considered an undelivered element at the time of sale of the tablet and falls within the general revenue recognition guidance. The consideration from the arrangement is allocated to each respective element based on its relative selling price. As the BlackBerry PlayBook tablet or the upgrade right are not sold on a standalone basis and no TPE exists for these deliverables, the allocation of revenue is based on the Company’s BESPs. The consideration for the delivered hardware and the related essential software operating system are recognized at the time of sale provided that the four revenue recognition criteria have been met. The consideration allocated to the unspecified software upgrade rights is deferred and recognized rateably over the 24-month estimated life of the tablets.

For arrangements involving multiple deliverables of software with technical support services, the revenue is recognized based on the industry-specific software revenue recognition accounting guidance. If the Company is not able to determine VSOE for all of the deliverables of the arrangement, but is able to obtain VSOE for all undelivered elements, revenue is allocated using the residual method. Under the residual method, the amount of revenue allocated to delivered elements equals the total arrangement consideration less the aggregate fair value of any undelivered elements. If VSOE of any undelivered software items does not exist, revenue from the entire arrangement is initially deferred and recognized at the earlier of: (i) delivery of those elements for which VSOE did not exist; or (ii) when VSOE can be established.

The Company determines BESP for a product or service by considering multiple factors including, but not limited to, historical pricing practices for similar offerings, market conditions, competitive landscape, internal costs, gross margin objectives and pricing practices. The determination of BESP is made through consultation with and formal approval by, the Company’s management, taking into consideration the Company’s marketing strategy. The Company regularly reviews VSOE, TPE and BESP, and maintains internal controls over the establishment and updates of these estimates. Based on the above factors, the Company’s BESP for the unspecified software upgrade right is $6 per BlackBerry PlayBook tablet and the Company’s BESP for the unspecified software upgrade right and non-software services ranges from $10-$20 per BlackBerry 10 device.

Research and development

Research costs are expensed as incurred. Development costs for BlackBerry devices and licensed software to be sold, leased or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. The Company’s products are generally released soon after technological feasibility has been established and therefore costs incurred subsequent to achievement of technological feasibility are not significant and have been expensed as incurred.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

Comprehensive income

Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company’s reportable items of comprehensive income are cash flow hedges as described in note 15 and changes in the fair value of available-for-sale investments as described in note 5. Realized gains or losses on available-for-sale investments are reclassified into investment income using the specific identification basis.

Earnings (loss) per share

Earnings (loss) per share is calculated based on the weighted average number of common shares outstanding during the year. The treasury stock method is used for the calculation of the dilutive effect of stock options.

Stock-based compensation plans

The Company has stock-based compensation plans, which are described in note 9(b) to the consolidated financial statements.

The Company has an incentive stock option plan for officers and employees of the Company or its subsidiaries. Under the terms of the plan, as revised in fiscal 2008, no stock options may be granted to independent directors. The Company measures stock-based compensation expense at the grant date based on the award’s fair value as calculated by the Black-Scholes-Merton (“BSM”) option-pricing model and is recognized rateably over the vesting period. The BSM model requires various judgmental assumptions including volatility and expected option life. In addition, judgment is also applied in estimating the amount of stock-based awards that are expected to be forfeited, and if actual results differ significantly from these estimates, stock-based compensation expense and our results of operations would be impacted.

Any consideration paid by employees on exercise of stock options plus any recorded stock-based compensation within additional paid-in capital related to that stock option is credited to capital stock.

The Company has a Restricted Share Unit Plan (the “RSU Plan”) under which eligible participants include any officer or employee of the Company or its subsidiaries. At the Company’s discretion, Restricted Share Units (“RSUs”) are redeemed for either common shares issued by the Company, common shares purchased on the open market by a trustee selected by the Company or the cash equivalent on the vesting dates established by the Board of Directors or the Compensation, Nomination and Governance Committee of the Board of Directors. The RSUs vest over a three-year period, either on the third anniversary date, in equal installments or 25% per year in years one and two and 50% in year three on each anniversary date over the vesting period. The Company classifies RSUs as equity instruments as the Company has the ability and intent to settle the awards in common shares. The compensation expense is calculated based on the fair value of each RSU as determined by the closing value of the Company’s common shares on the business day of the grant date. The Company recognizes compensation expense over the vesting period of the RSU.

Upon issuance of RSU, common shares for which RSUs may be exchanged will be purchased on the open market by a trustee selected and funded by the Company or new common shares will be issued by the Company. The trustee has been appointed to settle the Company’s obligation to deliver shares to individuals upon vesting. In addition, upon vesting, the trustee is required to sell enough shares to cover the individual recipient’s minimum statutory withholding tax requirement, with the remaining shares delivered to the individual. As the Company is considered to be the primary beneficiary of the trust, the trust is considered a variable interest entity and is consolidated by the Company.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Company has a Deferred Share Unit Plan (the “DSU Plan”), adopted by the Board of Directors on December 20, 2007, under which each independent director will be credited with Deferred Share Units (“DSUs”) in satisfaction of all or a portion of the cash fees otherwise payable to them for serving as a director of the Company. Grants under the DSU plan replace the stock option awards that were historically granted to independent members of the Board of Directors. At a minimum, 60% of each independent director’s annual retainer will be satisfied in the form of DSUs. The director can elect to receive the remaining 40% in any combination of cash and DSUs. Within a specified period after such a director ceases to be a director, DSUs will be redeemed for cash with the redemption value of each DSU equal to the weighted average trading price of the Company’s shares over the five trading days preceding the redemption date. Alternatively, subject to receipt of shareholder approval, the Company may elect to redeem DSUs by way of shares purchased on the open market or issued by the Company.

DSUs are accounted for as liability-classified awards and are awarded on a quarterly basis. These awards are measured at their fair value on the date of issuance and remeasured at each reporting period until settlement.

Warranty

The Company provides for the estimated costs of product warranties at the time revenue is recognized. BlackBerry devices are generally covered by a time-limited warranty for varying periods of time. The Company’s warranty obligation is affected by product failure rates, differences in warranty periods, regulatory developments with respect to warranty obligations in the countries in which the Company carries on business, freight expense, and material usage and other related repair costs.

The Company’s estimates of costs are based upon historical experience and expectations of future return rates and unit warranty repair costs. If the Company experiences increased or decreased warranty activity, or increased or decreased costs associated with servicing those obligations, revisions to the estimated warranty liability would be recognized in the reporting period when such revisions are made.

Advertising costs

The Company expenses all advertising costs as incurred. These costs are included in selling, marketing and administration.

2.	ADOPTION OF ACCOUNTING POLICIES

In September 2011, the Financial Accounting Standards Board (the “FASB”) issued authoritative guidance to simplify how entities, both public and non-public, test goodwill for impairment. The guidance amends previous literature by permitting an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. Under previous guidance, an entity was required to test goodwill for impairment, on at least an annual basis, by comparing the fair value of a reporting unit with its carrying amount, including goodwill (step one). If the fair value of the reporting unit is less than its carrying amount, then the second step of the test must be performed to measure the amount of the impairment loss, if any. Under the new authoritative guidance, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying value. The new authoritative guidance became effective for annual and interim goodwill impairment tests performed for fiscal

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

years beginning on or after December 15, 2011, with early adoption permitted. The Company adopted the guidance in the first quarter of fiscal 2013. The adoption did not have a material impact on the Company’s results of operations, financial condition or disclosures.

In June 2011, the FASB issued authoritative guidance which is expected to improve the comparability, consistency, and transparency of financial reporting as well as increase the prominence of items reported in other comprehensive income. The guidance amends previous literature by eliminating the option to present components of other comprehensive income as part of the consolidated statement of changes in shareholders’ equity, among other amendments. The guidance now provides entities with the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In addition, the amended guidance requires entities to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The new authoritative guidance became effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2011 and is to be applied retrospectively, with early adoption permitted. The Company adopted the guidance in the first quarter of fiscal 2013, and as a result, has chosen to present the total of comprehensive income, the components of net income, and the components of other comprehensive income in two separate but consecutive statements.

In May 2011, the FASB, as a result of work performed with the International Accounting Standards Board, issued authoritative guidance to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). The guidance is expected to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The guidance presents certain amendments to clarify existing fair value measurements and disclosure requirements such as clarifying the application of the highest and best use and valuation premise concepts, measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity and clarifying that a reporting entity should disclose quantitative information about the unobservable inputs used in a fair value measurement that is categorized within Level 3 of the fair value hierarchy. Furthermore, the guidance amends previous literature by requiring additional disclosures about fair value measurements, specifically requesting more information about the valuation processes used for fair value measurements categorized within Level 3 of the fair value hierarchy as well as presenting sensitivity of the fair value measurements to changes in unobservable inputs in Level 3 valuations. The guidance also amends previous literature around measuring the fair value of financial instruments that are managed within a portfolio as well as the application of premiums and discounts in a fair value measurement. The new authoritative guidance became effective for interim and annual periods beginning on or after December 15, 2011. The Company adopted the guidance in the first quarter of fiscal 2013. The adoption did not have a material impact on the Company’s results of operations or financial condition. Additional disclosure has been added to note 3 to present the significant unobservable inputs used in the fair value measurement of each of the Level 3 assets as well as the impact on the fair value measurement resulting from a significant increase or decrease in each input in isolation.

3.	RECENTLY ISSUED PRONOUNCEMENTS

In February 2013, the FASB issued authoritative guidance to improve the reporting of reclassifications out of accumulated other comprehensive income. The guidance requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

additional detail about those amounts. The new authoritative guidance will become effective for annual and interim reporting periods beginning on or after December 15, 2012, with early adoption permitted. The Company will adopt the guidance in the first quarter of fiscal 2014 and is currently evaluating the impact that the adoption of this guidance will have on its results of operations, financial condition and disclosures.

4.	CASH, CASH EQUIVALENTS AND INVESTMENTS

The components of cash, cash equivalents and investments were as follows:

	Cost Basis	Unrealized Gains	Unrealized Losses	Other-than- temporary Impairment	Fair Value	Cash and Cash Equivalents	Short-term Investments	Long-term Investments

As at March 2, 2013
Bank balances	$431	$—	$—	—	$431	$431	$—	$—
Money market funds	5	—	—	—	5	5	—	—
Bankers’ acceptances/Bearer deposit notes	114	—	—	—	114	114	—	—
Non-U.S. government promissory notes	50	—	—	—	50	50	—	—
Term deposits/certificates	157	—	—	—	157	132	25	—
Commercial paper	629	—	—	—	629	534	95	—
Non-U.S. treasury bills/notes	282	—	—	—	282	233	49	—
U.S. treasury bills/notes	619	—	—	—	619	—	602	17
U.S. government sponsored enterprise notes	156	—	—	—	156	10	146	—
Non-U.S. government sponsored enterprise notes	26	—	—	—	26	26	—	—
Corporate notes/bonds	217	1	—	—	218	14	186	18
Asset-backed securities	102	—	—	—	102	—	2	100
Auction rate securities	41	1	—	(6)	36	—	—	36
Other investments	50	—	—	—	50	—	—	50

	$2,879	$2	$—	$(6)	$2,875	$1,549	$1,105	$221

As at March 3, 2012
Bank balances	$453	$—	$—	$—	$453	$453	$—	$—
Money market funds	5	—	—	—	5	5	—	—
Bankers’ acceptances	284	—	—	—	284	284	—	—
Term deposits/certificates	217	—	—	—	217	202	15	—
Commercial paper	402	—	—	—	402	355	47	—
Non-U.S. treasury bills/notes	71	—	—	—	71	71	—	—
U.S. treasury bills/notes	114	—	—	—	114	40	32	42
U.S. government sponsored enterprise notes	127	—	—	—	127	91	24	12
Non-U.S. government sponsored enterprise notes	18	—	—	—	18	10	8	—
Corporate notes/bonds	165	1	—	—	166	16	121	29
Asset-backed securities	109	—	—	—	109	—	—	109
Auction rate securities	41	1	—	(6)	36	—	—	36
Other investments	120	—	—	(11)	109	—	—	109

	$2,126	$2	$—	$(17)	$2,111	$1,527	$247	$337

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

There were realized gains on available-for-sale securities for the year ended March 2, 2013 of $11 million ($1 million for the year ended March 3, 2012; $2 million for the year ended February 26, 2011), representing the sale of a portion of the Company’s claim on Lehman Brothers International (Europe) (“LBIE”) trust assets on which an other-than-temporary impairment charge had been recorded in fiscal 2011.

Realized gains and losses on available-for-sale securities comprise the following:

	For the year ended
	March 2, 2013	March 3, 2012	February 26, 2011
Realized gains	$11	$1	$2
Realized losses	—	—	—

Net realized gains	$11	$1	$2

The contractual maturities of available-for-sale investments as at March 2, 2013 were as follows:

	Cost Basis	Fair Value
Due in one year or less	$2,218	$2,219
Due in one to five years	134	134
Due after five years	35	36
No fixed maturity date	5	5

	$2,392	$2,394

As at March 2, 2013 and March 3, 2012, the Company had no investments with continuous unrealized losses.

The Company engages in limited securities lending to generate fee income. Collateral, which exceeds the market value of the loaned securities, is retained by the Company until the underlying security has been returned to the Company. As at March 2, 2013, the Company did not have any securities on loan (March 3, 2012 - nil).

During fiscal 2011, the Company recognized an other-than-temporary impairment charge on its auction rate securities in the amount of $6 million as a result of the lack of continuing liquidity in these securities. In valuing these securities, the Company used a multi-year investment horizon and considered the underlying risk of the securities and the current market interest rate environment. The Company has the ability and intent to hold these securities until such time that market liquidity returns to normal levels, and does not consider the principal or interest amounts on these securities to be materially at risk. The Company has not recorded any additional impairment on its auction rate securities as of March 3, 2012 or March 2, 2013. As there is uncertainty as to when market liquidity for auction rate securities will return to normal, the Company has classified the auction rate securities as long-term investments on the consolidated balance sheet as at March 3, 2012 and March 2, 2013.

During fiscal 2011, the Company also recognized an other-than-temporary impairment charge of $11 million against a portion of its claim on LBIE trust assets. These assets were represented by principal and interest payments from matured investments that were originally held at LBIE at the time of bankruptcy. On October 30, 2012, the Company sold its claim on these assets at par value, recovering the other-than-temporary impairment charge taken during fiscal 2011. The recovery is included within investment income. This sale represented a significant transfer out of assets classified as Level 3 and is presented as such in Note 5 to the financial statements.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

5.	FAIR VALUE MEASUREMENTS

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use in pricing the asset or liability such as inherent risk, non-performance risk and credit risk. The Company applies the following fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value into three levels:

•	Level 1 - Unadjusted quoted prices at the measurement date for identical assets or liabilities in active markets.

•

Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 - Significant unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying amounts of the Company’s cash and cash equivalents, accounts receivables, other receivables, accounts payable and accrued liabilities approximate fair value due to their short maturities.

In determining the fair value of investments held, the Company primarily relies on an independent third party valuator for the fair valuation of securities. Pricing inputs used by the independent third party valuator are generally received from two primary vendors. The pricing inputs are reviewed for completeness and accuracy, within a set tolerance level, on a daily basis by the third party valuator. The Company also reviews and understands the inputs used in the valuation process and assesses the pricing of the securities for reasonableness.

The fair values of money market funds were derived from quoted prices in active markets for identical assets or liabilities.

For bankers’ acceptances/bearer deposit notes, non-U.S. government promissory notes, term deposits/certificates and commercial paper, the independent third party utilizes amortized cost, as the short-term nature of the securities approximates fair value. For non-U.S. treasury bills/notes, U.S. treasury bills/notes, U.S. government sponsored enterprise notes, non-U.S. government sponsored enterprise notes, corporate notes/bonds (other than those classified as Level 3) and asset-backed securities, the independent third party provides fair values determined from quoted prices that it obtains from vendors. The Company then corroborates the fair values received from the independent third party against the results of its internal valuation in order to corroborate the pricing provided by the independent third party.

The Company corroborates the fair values provided by the independent third party for bankers’ acceptances/bearer deposit notes by comparing those provided against fair values determined by the Company utilizing quoted prices from vendors for identical securities, or the market prices of similar securities adjusted for observable inputs such as differences in maturity dates, interest rates, and credit ratings. The bankers’ acceptances/bearer deposit notes held by the Company are all issued by major banking organizations and have investment grade ratings.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Company corroborates the fair values provided by the independent third party for non-U.S. government promissory notes by comparing those provided against fair values determined by the Company utilizing quoted prices from vendors for identical securities, or the market prices of similar securities adjusted for observable inputs such as differences in maturity dates, interest rates and credit ratings. The non-U.S. government promissory notes held by the Company are issued by the Canadian Wheat Board and all have investment grade ratings

The Company corroborates the fair values provided by the independent third party for term deposits/certificates by comparing those provided against fair values determined by the Company utilizing quoted prices from vendors for identical securities, or the market prices of similar securities adjusted for observable inputs such as differences in maturity dates, interest rates and credit ratings. The term deposits/certificates held by the Company are all issued by major banking organizations and have investment grade ratings.

The Company corroborates the fair values provided by the independent third party for commercial paper by comparing those provided against fair values determined by the Company utilizing quoted prices from vendors for identical securities, or the market prices of similar securities adjusted for observable inputs such as differences in maturity dates, interest rates, dealer placed rates and credit ratings. The commercial paper held by the Company are all issued by major financing, corporate or capital organizations and have investment grade ratings.

The Company corroborates the fair values provided by the independent third party for non-U.S. treasury bills/notes by comparing those provided against fair values determined by the Company utilizing quoted prices from vendors for identical securities, or the market prices of similar securities adjusted for observable inputs such as differences in maturity dates, interest rates and credit rating. All non-U.S. treasury bills/notes held by the Company are issued by the federal and/or provincial governments of Canada and have investment grade ratings.

The Company corroborates the fair values provided by the independent third party for U.S. treasury bills/notes by comparing those provided against fair values determined by the Company utilizing quoted prices from vendors for identical securities as provided by U.S. government bond dealers. All U.S. treasury bills/notes held by the Company are issued by the United States Department of the Treasury and have investment grade ratings.

The Company corroborates the fair values provided by the independent third party for U.S. government sponsored enterprise notes by comparing those provided against fair values determined by the Company utilizing quoted prices from vendors for identical securities as provided by U.S. government bond dealers or prices as provided by the published index of U.S. Agency securities. The U.S. government sponsored enterprise notes held by the Company are primarily agency notes and collateralized mortgage obligations issued and backed by government organizations such as the Federal Farm Credit and Federal Home Loan Banks and all have investment grade ratings.

The Company corroborates the fair values provided by the independent third party for non-U.S. government sponsored enterprise notes by comparing those provided against fair values determined by the Company utilizing quoted prices from vendors for identical securities, or the market prices of similar securities adjusted for observable inputs such as differences in maturity dates, interest rates and credit ratings. The non-U.S. government sponsored enterprise notes held by the Company are primarily issued by investment banks backed by countries across the globe and all have investment grade ratings.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Company corroborates the fair values provided by the independent third party for corporate notes/bonds (other than those classified as Level 3) by comparing those provided against fair values determined by the Company utilizing quoted prices from vendors for identical securities, or the market prices of similar securities adjusted for observable inputs such as differences in maturity dates, interest rates, yield curves, swap rates, credit ratings, industry comparable trades and spread history. The corporate notes/bonds held by the Company are all issued by major corporate organizations and have investment grade ratings.

The Company corroborates the fair values provided by the independent third party for asset-backed securities by comparing those provided against fair values determined by the Company utilizing quoted prices from vendors for identical securities, or the market prices of similar securities adjusted for observable inputs such as differences in swap rates and spreads, credit ratings, pricing changes relative to asset class, priority in capital structure, principal payment windows, and maturity dates. All asset-backed securities held by the Company are issued by government or consumer agencies and are primarily backed by commercial automobile and equipment loans and leases. All asset-backed securities held by the Company have investment grade ratings.

Fair values for all investment categories provided by the independent third party that are in excess of 0.5% from the fair values determined by the Company are communicated to the third party for consideration of reasonableness. The independent third party considers the information provided by the Company before determining whether a change in the original pricing is warranted.

The fair values of corporate notes/bonds classified as Level 3, which represent investments in securities for which there is not an active market, are estimated using a discounted cash flow pricing methodology incorporating unobservable inputs such as anticipated monthly interest and principal payments received, existing and estimated defaults, and collateral value. The corporate notes/bonds classified as Level 3 held by the Company consist of securities received in a payment-in-kind distribution from a former structured investment vehicle.

The fair value of auction rate securities is estimated using a discounted cash flow model incorporating estimated weighted-average lives based on contractual terms, assumptions concerning liquidity, and credit adjustments of the security sponsor to determine timing and amount of future cash flows. Some of these inputs are unobservable.

The fair values of currency forward contracts and currency option contracts have been determined using notional and exercise values, transaction rates, market quoted currency spot rates, forward points and interest rate yield curves. For currency forward contracts and currency option contracts, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. Changes in assumptions could have a significant effect on the estimates.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis:

As at March 2, 2013	Level 1	Level 2	Level 3	Total

Assets
Available-for-sale investments
Money market funds	$5	$—	$—	$5
Bankers’ acceptances/Bearer deposit notes	—	114	—	114
Non-U.S. government promissory notes	—	50	—	50
Term deposits/certificates	—	157	—	157
Commercial paper	—	629	—	629
Non-U.S. treasury bills/notes	—	282	—	282
U.S. treasury bills/notes	—	619	—	619
U.S. government sponsored enterprise notes	—	156	—	156
Non-U.S. government sponsored enterprise notes	—	26	—	26
Corporate notes/bonds	—	213	5	218
Asset-backed securities	—	102	—	102
Auction rate securities	—	—	36	36

Total available-for-sale investments	5	2,348	41	2,394
Currency forward contracts	—	56	—	56
Currency option contracts	—	3	—	3

Total assets	$5	$2,407	$41	$2,453

Liabilities
Currency forward contracts	$—	$24	$—	$24
Currency option contracts	—	11	—	11

Total liabilities	$—	$35	$—	$35

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

As at March 3, 2012	Level 1	Level 2	Level 3	Total

Assets
Available-for-sale investments
Money market funds	$5	$—	$—	$5
Bankers’ acceptances	—	284	—	284
Term deposits/certificates	—	217	—	217
Commercial paper	—	402	—	402
Non-U.S. treasury bills/notes	—	71	—	71
U.S. treasury bills/notes	—	114	—	114
U.S. government sponsored enterprise notes	—	127	—	127
Non-U.S. government sponsored enterprise notes	—	18	—	18
Corporate notes/bonds	—	159	7	166
Asset-backed securities	—	109	—	109
Auction rate securities	—	—	36	36
Other investments	—	—	25	25

Total available-for-sale investments	5	1,501	68	1,574

Currency forward contracts	—	55	—	55
Currency option contracts	—	17	—	17

Total assets	$5	$1,573	$68	$1,646

Liabilities
Currency forward contracts	$—	$34	$—	$34
Currency option contracts	—	1	—	1

Total liabilities	$—	$35	$—	$35

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table summarizes the changes in fair value of the Company’s Level 3 assets for the years ended March 3, 2012 and March 2, 2013:

Level 3
Balance at February 26, 2011	$71
Change in market values	1
Principal repayments received	(4)

Balance at March 3, 2012	68
Sale of Level 3 assets	(25)
Principal repayments	(2)

Balance at March 2, 2013	$41

The Company recognizes transfers in and out of levels within the fair value hierarchy at the end of the reporting period in which the actual event or change in circumstance occurred. During the year ended March 2, 2013, there was a significant transfer out of Level 3 assets in the amount of $25 million, representing the sale of the Company’s unsecured claim on assets held at LBIE at the time of LBIE’s bankruptcy.

The Company’s Level 3 assets are comprised of auction rate securities and corporate notes/bonds consisting of securities received in a payment-in-kind distribution from a former structured investment vehicle.

The auction rate securities are valued using a discounted cash flow method incorporating both observable and unobservable inputs. The unobservable inputs utilized in the valuation are the estimated weighted-average life of each security based on its contractual details and expected paydown schedule based upon the underlying collateral, the value of the underlying collateral which would be realized in the event of a waterfall event, an estimate of the likelihood of a waterfall event and an estimate of the likelihood of a permanent auction suspension. Significant changes in these unobservable inputs would result in significantly different fair value measurements. Generally, a change in the assumption used for the probability of a waterfall event is accompanied by a directionally opposite change in the assumption used for the probability of a permanent suspension. A waterfall event occurs if the funded reserves of the securities become insufficient to make the interest payments, resulting in the disbursement of the securities’ underlying collateral, the value which is currently greater than the fair value of the securities, to the security holders.

The corporate notes/bonds are valued using a discounted cash flow method incorporating both observable and unobservable inputs. The unobservable inputs utilized in the valuation are the anticipated future monthly principal and interest payments, an estimated rate of decrease of those payments, the value of the underlying collateral, the number of securities currently in technical default as grouped by the underlying collateral, an estimated average recovery rate of those securities and assumptions surrounding additional defaults. Significant changes in these unobservable inputs would result in significantly different fair value measurements. Generally, a change in the assumption used for the anticipated monthly payments is accompanied by a directionally similar change in the average recovery rate and a directionally opposite change in the yearly decrease in payments and additional defaults assumptions.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table presents the significant unobservable inputs used in the fair value measurement of each of the above Level 3 assets, as well as the impact on the fair value measurement resulting from a significant increase or decrease in each input in isolation:

As at March 2, 2013	Fair Value	Valuation Technique	Unobservable Input	Range (weighted average)	Effect of Significant Increase/(Decrease) in Input on Fair Value
Auction rate securities	$36	Discounted cash flow	Weighted-average life	10 - 21 years (16 years)	(Decrease)/increase

			Collateral value (as a % of fair value)	103 - 137% (116%)	Increase/(decrease)

			Probability of waterfall event	5 - 10% (8%)	Increase/(decrease)

			Probability of permanent suspension of auction	5 - 10% (8%)	(Decrease)/increase

Corporate bonds/notes	$5	Discounted cash flow	Anticipated monthly principal and interest payments	$0.2 million	Increase/(decrease)

			Yearly decrease in payments	10%	(Decrease)/increase

			Collateral value (as a % of fair value)	193%	Increase/(decrease)

			Current securities in technical default, by collateral grouping	0 - 100% (19%)	(Decrease)/increase

			Average recovery rate of securities in technical default	30%	Increase/(decrease)

			Additional defaults assumption	0 - 44% (18%)	(Decrease)/increase

6.	CONSOLIDATED BALANCE SHEETS DETAILS

Inventories

Inventories were comprised of the following:

	As at
	March 2,	March 3,
	2013	2012

Raw materials	$588	$771
Work in process	371	520
Finished goods	78	167
Provision for excess and obsolete inventories	(434)	(431)

	$603	$1,027

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

Property, plant and equipment, net

Property, plant and equipment were comprised of the following:

	As at
	March 2, 2013	March 3, 2012

Cost
Land	$129	$129
Buildings, leasehold improvements and other	1,392	1,386
BlackBerry operations and other information technology	2,440	2,194
Manufacturing equipment, research and development equipment and tooling	486	524
Furniture and fixtures	570	529

	5,017	4,762
Accumulated amortization	2,622	2,029

Net book value	$2,395	$2,733

As at March 2, 2013, the carrying amount of assets under construction was $109 million (March 3, 2012 - $392 million). Of this amount, $62 million was included in buildings, leasehold improvements and other (March 3, 2012 - $241 million); $36 million was included in BlackBerry operations and other information technology (March 3, 2012 - $132 million); $11 million was included in manufacturing equipment, research and development equipment, and tooling (March 3, 2012 - $15 million); and $0.4 million was included in furniture and fixtures (March 3, 2012 - $4).

For the year ended March 2, 2013, amortization expense related to property, plant and equipment was $721 million (March 3, 2012 - $660 million; February 26, 2011 - $497 million).

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

Intangible assets, net

Intangible assets were comprised of the following:

	As at March 2, 2013
	Cost	Accumulated Amortization	Net Book Value

Acquired technology	$455	$262	$193
Intellectual property	4,382	1,127	3,255

	$4,837	$1,389	$3,448

	As at March 3, 2012
	Cost	Accumulated Amortization	Net Book Value

Acquired technology	$397	$182	$215
Intellectual property	4,217	1,146	3,071

	$4,614	$1,328	$3,286

During fiscal 2013, the additions to intangible assets primarily consisted of payments relating to amended or renewed licensing agreements, as well as agreements with third parties for the use of intellectual property, software, messaging services and other BlackBerry related features, as well as intangible assets associated with the business acquisitions discussed in note 7.

During fiscal 2012, a consortium of certain technology companies, of which the Company is a part, emerged as the winning bidder for all of Nortel’s remaining patents and patent applications for a cash purchase price of $4.5 billion. The Company’s portion of the purchase consideration is approximately $775 million. The purchase includes more than 6,000 patents and patent applications spanning wireless, wireless 4G, data networking, voice, internet and other patents. The majority of the Company’s portion of the purchase consideration was recorded as intangible assets as at March 3, 2012.

For the year ended March 2, 2013, amortization expense related to intangible assets was $1.2 billion (March 3, 2012 - $863 million; February 26, 2011 - $430 million). Total additions to intangible assets in fiscal 2013 were $1.2 billion (2012 - $2.4 billion).

Based on the carrying value of the identified intangible assets as at March 2, 2013 and assuming no subsequent impairment of the underlying assets, the annual amortization expense for each of the succeeding years is expected to be as follows: 2014 - $1.2 billion; 2015 - $656 million; 2016 - $363 million; 2017 - $320 million; and 2018 - $272 million.

The weighted-average remaining useful life of the acquired technology is 3.2 years (2012 - 2.9 years).

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

Goodwill

Changes to the carrying amount of goodwill during the fiscal year ended March 2, 2013 were as follows:

	Accumulated
	Gross Amount	Impairment Losses	Net Amount

Balance as at February 26, 2011	508	—	508

Goodwill acquired through business combinations during the year	151	(355)	(204)

Balance as at March 3, 2012	659	(355)	304

Goodwill acquired through business combinations during the year	31	—	31
Goodwill impairment charge	—	(335)	(335)

Balance as at March 2, 2013	$690	$(690)	$—

The Company performed a goodwill impairment analysis during the fourth quarter of fiscal 2012 and concluded that impairment existed. Based on the results of that test, the Company recorded a goodwill impairment charge of $355 million in the fourth quarter of fiscal 2012.

Due to business conditions and a continued significant decline in the Company’s market capitalization, the Company concluded that goodwill impairment indicators existed and an interim goodwill impairment assessment was required in the first quarter of fiscal 2013. In the first step of the goodwill impairment test, the estimated fair value of the Company was determined utilizing a market-based approach and the Company’s market capitalization was used as a key input for the determination of fair value of the Company. The Company’s market capitalization was determined by multiplying the number of shares outstanding as at June 2, 2012 by the average closing market price of the Company’s common shares over the preceding five-day period. The Company used

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

this duration in order to incorporate the inherent market fluctuations that may affect any individual closing price of the Company’s shares. The Company believes that market capitalization alone does not capture the fair value of the business as a whole, or the substantial value that an acquirer would obtain from its ability to obtain control of the business. Consequently, the Company developed an estimate for the control premium that a marketplace participant might pay to acquire control of the business in an arm’s-length transaction. The determination of the control premium requires significant judgment and the Company observed recent market transactions as a guide to establish a range of reasonably possible control premiums to estimate the Company’s fair value. The Company believes that the main factors leading to the impairment were a significant decline in its share price, which was influenced by delays in new product introductions, intense competition within the Company’s industry and a sustained decline in the Company’s performance. The result of this analysis concluded that the carrying value of the Company exceeded its estimated fair value as at the balance sheet date of the first quarter of fiscal 2013, and as such, the second step of the goodwill impairment test was performed.

In the second step of the impairment test, the impairment loss was measured by estimating the implied fair value of the Company’s goodwill and comparing it with its carrying value. Using the Company’s fair value determined in the first step of the goodwill impairment test as the acquisition price in a hypothetical acquisition of the Company, the implied fair value of goodwill was calculated as the residual amount of the acquisition price after allocations made to the fair value of net assets, including working capital, property, plant and equipment and both recognized and unrecognized intangible assets. Based on the results of the second step of the goodwill impairment test, it was concluded that the carrying value of goodwill was impaired. Consequently, the Company recorded a goodwill impairment charge of $335 million in the first quarter of fiscal 2013 to write-off the entire carrying value of its goodwill, and reported this amount as a separate line item in the consolidated statements of operations.

Accrued liabilities

Accrued liabilities were comprised of the following:

	As at
	March 2, 2013	March 3, 2012

Marketing costs	$99	$367
Vendor inventory liabilities	130	279
Warranty	318	408
Royalties	501	382
Carrier liabilities	141	524
Other	653	422

	$1,842	$2,382

Other accrued liabilities, as noted in the above table, include, among other things, salaries and payroll withholding taxes, none of which are greater than 5% of the current liabilities balance.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

7.	BUSINESS ACQUISITIONS

On March 8, 2012, the Company purchased for cash consideration 88% of the shares of Paratek Microwave Inc. (“Paratek”), representing all remaining shares of Paratek which were not previously held by the Company. Immediately prior to the acquisition date, the Company owned a 12% interest in Paratek. The non-controlling interest had a carrying value of $20 million and was re-measured at a fair value of $20 million, and resulted in no gain or loss. The valuation was based on the application of a minority interest discount to the aggregate purchase consideration paid and then allocating the implied value of Paratek, on a minority interest basis, across the shares outstanding. The acquired technology will be incorporated into the Company’s products to enhance radio frequency tuning technologies.

During fiscal 2012, the Company purchased for cash consideration 100% of the shares of a company whose technology will be incorporated into the Company’s proprietary technology.

During fiscal 2012, the Company purchased for cash consideration 100% of the shares of a company whose technology is being incorporated into an application on the BlackBerry PlayBook tablet.

During fiscal 2012, the Company purchased for cash consideration 100% of the shares of a company whose technology offers a customizable and cross-platform social mobile gaming developer tool kit.

During fiscal 2012, the Company purchased for cash consideration 100% of the shares of a company whose technology will provide a multi-platform BlackBerry Enterprise Solution for managing and securing mobile devices for enterprises and government organizations.

During fiscal 2012, the Company purchased for cash consideration certain assets of a company whose acquired technology will be incorporated into the Company’s products to enhance calendar scheduling capabilities.

During fiscal 2012, the Company purchased for cash consideration 100% of the shares of a company whose technology is being incorporated into the Company’s developer tools.

The acquisitions were accounted for using the acquisition method whereby identifiable assets acquired and liabilities assumed were measured at their fair values as of the date of acquisition. The excess of the acquisition price over such fair value, if any, is recorded as goodwill, which is not expected to be deductible for tax purposes. In-process research and development is charged to amortization expense immediately after acquisition. The Company includes the operating results of each acquired business in the consolidated financial statements from the date of acquisition.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition for fiscal 2013, fiscal 2012:

	For the year ended
	March 2, 2013	March 3, 2012

Assets purchased

Current assets	$4	$12
Property, plant and equipment	2	3
Other assets	4	6
Customer relationship intangible	10	16
Acquired technology	96	72
In-process research and development	—	5
Deferred income tax asset	39	4
Goodwill(1)	31	151

	186	269

Liabilities assumed	(23)	29
Deferred income tax liability	(38)	9

	(61)	38

Net non-cash assets acquired	125	231

Cash acquired	1	6

Purchase price	$126	$237

Consideration
Cash consideration	$93	$232
Fair value of equity interest previously held	20	—

Contingent consideration(2)	13	5

	$126	$237

(1)

Goodwill represents the excess of the acquisition price over the fair value of net assets acquired, which is not expected to be deductible for tax purposes when goodwill results from share purchases. None of the goodwill resulting from certain assets purchased in fiscal 2013 is expected to be deductible for tax purposes ($10 million of goodwill resulting from certain assets purchased in fiscal 2012 is expected to be deductible for tax purposes). The entire goodwill balance was included in the goodwill impairment charges incurred in the fourth quarter of fiscal 2012 and the first quarter of fiscal 2013, as discussed in note 6.

(2)	The Company has agreed to additional consideration contingent upon the retention of key employees for a period of 24 months from the acquisition date.

The weighted-average amortization period of the acquired technology related to the business acquisition completed during the year ended March 2, 2013 is approximately 4.3 years (March 3, 2012 – 3.4 years).

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

Pro forma results of operations for the acquisitions have not been presented because the effects of the operations, individually or in aggregate, are not considered to be material to the Company’s consolidated results.

8.	INCOME TAXES

The difference between the amount of the provision for (recovery of) income taxes and the amount computed by multiplying income from continuing operations before income taxes by the statutory Canadian tax rate is reconciled as follows:

	For the year ended
	March 2, 2013	March 3, 2012	February 26, 2011

Statutory Canadian tax rate	26.6%	28.0%	30.5%

Expected provision for (recovery of) income taxes from continuing operations	$(324)	$425	$1,414

Differences in income taxes resulting from:
Investment tax credits	(127)	(138)	(138)
Canadian tax rate differences	(125)	—	—
Manufacturing and processing activities	—	(21)	(71)
Change in unrecognized income tax benefits	(116)	—	—
Non-deductible goodwill impairment	84	90	—
Foreign tax rate differences	6	12	15
Other differences	10	(21)	13

	$(592)	$347	$1,233

	For the year ended
	March 2, 2013	March 3, 2012	February 26, 2011
Income (loss) from continuing operations before income taxes:
Canadian	$(1,365)	$1,272	$4,279
Foreign	145	246	364

	$(1,220)	$1,518	$4,643

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The provision for (recovery of) income taxes from continuing operations consists of the following:

	For the year ended
	March 2, 2013	March 3, 2012	February 26, 2011

Current
Canadian	$(760)	$176	$1,059
Foreign	88	181	83
Deferred
Canadian	68	34	57
Foreign	12	(44)	34

Provision for (recovery of) income taxes	$(592)	$347	$1,233

Deferred income tax assets and liabilities consist of the following temporary differences:

	As at
	March 2, 2013	March 3, 2012
Assets
Non-deductible reserves	$182	$216
Tax loss carryforwards	28	30
Unrealized losses on financial instruments	2	—
Other tax carryforwards	—	30

Deferred income tax assets	212	276

Liabilities
Property, plant and equipment	(287)	(282)
Research and development	(31)	(17)
Unrealized gains on financial instruments	—	(12)

Deferred income tax liabilities	(318)	(311)

Net deferred income tax liability	$(106)	$(35)

Deferred income tax asset - current	$139	$197
Deferred income tax liability - long-term	(245)	(232)

	$(106)	$(35)

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Company determined that it is more likely than not that it can realize its deferred income tax assets. Accordingly, no valuation allowance is required on its deferred income tax assets as at March 2, 2013 (March 3, 2012 - nil). The Company will continue to evaluate and examine the valuation allowance on a regular basis, and when required, the valuation allowance may be adjusted.

The Company has not provided for Canadian deferred income taxes or foreign withholding taxes that would apply on the distribution of the income of its non-Canadian subsidiaries, as this income is intended to be reinvested indefinitely. As at March 2, 2013, the cumulative amount of earnings upon which income taxes have not been provided is approximately $1.3 billion. The amount of unrecognized deferred tax liability related to these earnings is estimated to be approximately $60 million.

The Company’s total unrecognized income tax benefits as at March 2, 2013 and March 3, 2012 were $29 million and $146 million, respectively. The decrease in unrecognized income tax benefits primarily relates to the effective settlement of uncertain income tax positions in the third quarter of fiscal 2013 that resulted from the restructuring of the Company’s international operations. A reconciliation of the beginning and ending amount of unrecognized income tax benefits that, if recognized, would affect the Company’s effective income tax rate is as follows:

	March 2, 2013	March 3, 2012	February 26, 2011
Unrecognized income tax benefits, opening balance	$146	$164	$161
Increase for income tax positions of prior years	9	15	8
Increase for income tax positions of current year	2	—	—
Settlement of tax positions	(152)	(8)	(2)
Expiration of statute of limitations	—	(24)	—
Other	24	(1)	(3)

Unrecognized income tax benefits, ending balance	$29	$146	$164

As at March 2, 2013, all of the unrecognized income tax benefits of $29 million have been netted against current income taxes payable and other non-current income taxes payable on the Company’s consolidated balance sheet.

A summary of open tax years by major jurisdiction is presented below:

Jurisdiction
Canada(1)	Fiscal 2009 - 2013

United States(2)	Fiscal 2012 - 2013
United Kingdom	Fiscal 2010 - 2013

(1)	Includes federal as well as provincial jurisdictions.
(2)	Pertains to federal tax years. Certain state jurisdictions remain open from fiscal 2009 through fiscal 2013.

The Company is subject to ongoing examination by tax authorities in the jurisdictions in which it operates. The Company regularly assesses the status of these examinations and the potential for adverse outcomes to determine the adequacy of the provision for income taxes as well as the provisions for indirect and other taxes and related penalties and interest. The Company believes it is reasonably possible that approximately $17 million of its gross unrecognized income tax benefits will be realized in the next twelve months. The Company has other non-

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

Canadian income tax audits pending. While the final resolution of these audits is uncertain, the Company believes the ultimate resolution of these audits will not have a material adverse effect on its consolidated financial position, liquidity or results of operations.

The Company recognizes interest and penalties related to unrecognized income tax benefits as interest expense, which is netted and reported within investment income. The amount of interest accrued as at March 2, 2013 was approximately $6 million (March 3, 2012 – approximately $6 million). The amount of penalties accrued as at March 2, 2013 was nominal (March 3, 2012 – nil).

9.	CAPITAL STOCK

(a)	Capital stock

The Company is authorized to issue an unlimited number of non-voting, redeemable, retractable Class A common shares, an unlimited number of voting common shares and an unlimited number of non-voting, cumulative, redeemable, retractable preferred shares. At March 2, 2013 and March 3, 2012, there were no Class A common shares or preferred shares outstanding.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following details the changes in issued and outstanding common shares for the three years ended March 2, 2013:

	Capital Stock and Additional Paid-In Capital		Treasury Stock
	Stock Outstanding (000’s)	Amount	Stock Outstanding (000’s)	Amount

Common shares outstanding as at February 27, 2010	557,329	$2,372	1,459	$(94)

Exercise of stock options	3,737	67	—	—
Stock-based compensation	—	72	—	—
Tax deficiencies related to stock-based compensation	—	(1)	—	—
Purchase of treasury stock	—	—	1,471	(76)
Treasury stock vested	2	(10)	(177)	10
Common shares repurchased	(37,199)	(141)	—	—

Common shares outstanding as at February 26, 2011	523,869	2,359	2,753	(160)

Exercise of stock options	291	9	—	—
Stock-based compensation	—	97	—	—
Tax deficiencies related to stock-based compensation	—	(2)	—	—
Purchase of treasury stock	—	—	6,317	(156)
Treasury stock vested	—	(17)	(359)	17

Common shares outstanding as at March 3, 2012	524,160	2,446	8,711	(299)

Exercise of stock options	—	—	—	—
Stock-based compensation	—	86	—	—
Tax deficiencies related to stock-based compensation	—	(11)	—	—
Purchase of treasury stock	—	—	3,006	(25)
Treasury stock vested	—	(90)	(2,697)	90

Common shares outstanding as at March 2, 2013	524,160	$2,431	9,020	$(234)

The Company had 524 million voting common shares outstanding, 7.2 million options to purchase voting common shares, 15.1 million RSUs and 0.3 million DSUs outstanding as at March 26, 2013.

(b)	Stock-based compensation

Stock Option Plan

The Company recorded a charge to income and a credit to paid-in-capital of approximately $8 million in fiscal 2013 (fiscal 2012 - $27 million; fiscal 2011 - $31 million) in relation to stock-based compensation expense.

The Company has presented excess tax deficiencies from the exercise of stock-based compensation awards as a financing activity in the consolidated statements of cash flows.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

Stock options previously granted under the plan generally vest over a period of three years to a maximum of five years and are generally exercisable over a period of five years to a maximum of seven years from the grant date. The Company issues new shares to satisfy stock option exercises. There are five million shares in the equity pool available for future grants under the Company’s equity plans as at March 2, 2013.

A summary of option activity since February 27, 2010 is shown below:

	Options Outstanding
	Number (000’s)	Weighted- Average Exercise Price	Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (millions)

Balance as at February 27, 2010	9,023	$44.18

Exercised during the year	(3,737)	17.83
Forfeited/cancelled/expired during the year	(676)	46.08

Balance as at February 26, 2011	4,610	$70.36

Exercised during the year	(291)	29.70
Forfeited/cancelled/expired during the year	(701)	64.58

Balance as at March 3, 2012	3,618	$73.86

Granted during the year	5,288	7.86
Forfeited/cancelled/expired during the year	(1,646)	60.86

Balance as at March 2, 2013	7,260	$27.53	3.51	$29

Vested and expected to vest as at
March 2, 2013	6,869	$28.60	3.45	$27

Exercisable as at March 2, 2013	2,073	$74.76	0.91	$—

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the aggregate difference between the closing stock price of the Company’s common shares on March 2, 2013 and the exercise price for in-the-money options) that would have been received by the option holders if all in-the-money options had been exercised on March 2, 2013. During fiscal 2013, there were no options exercised.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

A summary of unvested stock options since March 3, 2012 is shown below:

	Options Outstanding
	Number (000’s)	Weighted-Average Grant Date Fair Value

Balance as at March 3, 2012	599	$41.53

Granted during the year	5,288	4.20
Vested during the year	(339)	41.43
Forfeited during the year	(361)	23.68

Balance as at March 2, 2013	5,187	$4.71

As at March 2, 2013, there was $20 million of unrecognized stock-based compensation expense related to unvested stock options which will be expensed over the vesting period, which, on a weighted-average basis, results in a period of approximately 1.7 years. The total fair value of stock options vested during the year ended March 2, 2013 was $14 million.

Cash received from the stock options exercised for the year ended March 2, 2013 was nil (March 2, 2013 - $9 million; February 26, 2011 - $67 million). Tax deficiencies incurred by the Company related to the stock options exercised was $1 million at March 2, 2013 (March 3, 2012 – tax deficiency of $2 million; February 26, 2011 – tax deficiency of $1 million).

During the year ended March 2, 2013, there were 5,288,040 stock options granted (March 3, 2012 and February 26, 2011 - there were no stock options granted). The weighted-average fair value of these grants was calculated using the Black-Scholes Merton option-pricing model with the following assumptions:

March 2, 2013
Weighted-average grant date fair value of stock options granted during the periods	$4.20

Assumptions:
Risk-free interest rates	0.5%
Expected life in years	4.25
Expected dividend yield	0%
Volatility	69.5%

The Company has no current expectation of paying cash dividends on its common shares. The risk-free interest rates utilized during the life of the stock options are based on a U.S. Treasury security for an equivalent period. The Company estimates the volatility of its common shares at the date of grant based on a combination of the implied volatility of publicly traded options on its common shares, and historical volatility, as the Company believes that this is a better indicator of expected volatility going forward. The expected life of stock options granted under the plan is based on historical exercise patterns, which the Company believes are representative of future exercise patterns.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

Restricted Share Unit Plan

The Company recorded compensation expense with respect to RSUs of approximately $78 million in the year ended March 2, 2013 (March 3, 2012 - $70 million; February 26, 2011 - $42 million).

A summary of RSU activity since March 3, 2012 is shown below:

	RSUs Outstanding
	Number (000’s)	Weighted- Average Grant Date Fair Value	Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (millions)

Balance as at February 27, 2010	1,449	$66.09

Granted during the year	1,532	50.45
Vested during the year	(177)	67.64
Cancelled during the year	(101)	58.34

Balance as at February 26, 2011	2,703	$57.40

Granted during the year	7,093	25.33
Vested during the year	(359)	60.42
Cancelled during the year	(842)	45.73

Balance as at March 3, 2012	8,595	$31.96

Granted during the year	11,189	7.94
Vested during the year	(2,697)	38.96
Cancelled during the year	(1,902)	25.46

Balance as at March 2, 2013	15,185	$13.83	1.59	$201

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the aggregate closing share price of the Company’s common shares on March 2, 2013) that would have been received by RSU holders if all RSUs had been vested on March 2, 2013.

Tax deficiencies incurred by the Company related to the RSUs vested was $10 million for the year ended March 2, 2013 (March 3, 2012 - nil; February 26, 2011 - nil).

In order to comply with its obligation to deliver shares upon vesting, the Company purchases shares via a trustee selected by the Company or issues new common shares. During the year ended March 2, 2013 the Company purchased 3,005,670 common shares for total cash consideration of approximately $25 million (March 3, 2012 - 6,316,780 common shares were purchased for total cash consideration of approximately $156 million). These purchased shares are classified as treasury stock for accounting purposes and included in the shareholders’ equity section of the Company’s consolidated balance sheets.

As at March 2, 2013, there was $150 million of unrecognized compensation expense related to RSUs that will be expensed over the vesting period, which, on a weighted-average basis, results in a period of approximately 1.49 years.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

During the year ended March 2, 2013, there were 11,189,498 RSUs granted (March 3, 2012 – 7,092,729 RSUs were granted), of which 6,897,616 will be settled upon vesting by the issuance of new common shares.

Deferred Share Unit Plan

The Company issued 190,612 DSUs in the year ended March 2, 2013. There were 0.3 million DSUs outstanding as at March 2, 2013 (March 3, 2012 – 0.1 million). The Company had a liability of $4.3 million in relation to the DSU plan as at March 2, 2013 (March 3, 2012 - $2 million).

10.	COMMITMENTS AND CONTINGENCIES

(a)	Credit facility

On September 25, 2012, the Company replaced its existing $500 million senior unsecured revolving credit facility with a syndicate of commercial banks with a $500 million senior secured revolving credit facility (the “Facility”) for working capital and general corporate purposes with the same syndicate. The Facility, which is subject to certain financial covenants, expires on September 6, 2013, is secured by accounts receivable and inventory of the Company and certain of its subsidiaries. The Company has provided collateral of approximately $6 million for its outstanding letters of credit as of March 2, 2013. The collateral is held with one of the Company’s banking partners and is recorded within short-term investments.

(b)	Lease commitments

The Company is committed to future minimum annual lease payments related to real estate operating leases as follows:

For the fiscal years ending
2014	$67
2015	43
2016	36
2017	31
2018	29
Thereafter	46

$252

For the year ended March 2, 2013, the Company incurred rental expense of $91 million (March 3, 2012 - $91 million; February 26, 2011 - $68 million).

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

(c)	Litigation

The Company is involved in litigation in the normal course of its business, both as a defendant and as a plaintiff. The Company is subject to a variety of claims (including claims related to patent infringement, purported class actions and other claims in the normal course of business) and may be subject to additional claims either directly or through indemnities against claims that it provides to certain of its partners and customers. In particular, the industry in which the Company competes has many participants that own, or claim to own, intellectual property, including participants that have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by the Company in its products. The Company has received, and may receive in the future, assertions and claims from third parties that the Company’s products infringe on their patents or other intellectual property rights. Litigation has been and will likely continue to be necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish the Company’s proprietary rights. Regardless of whether claims against the Company have merit, those claims could be time-consuming to evaluate and defend, result in costly litigation, divert management’s attention and resources, subject the Company to significant liabilities and could have the other effects that are described in greater detail under “Risk Factors – Risks Related to Intellectual Property” and “Risk Factors - Risks Related to the Company’s Business and its Industry - The Company is subject to general commercial litigation, class action and other litigation claims as part of its operations, and it could suffer significant litigation expenses in defending these claims and could be subject to significant damage awards or other remedies” in the Company’s unaudited Annual Information Form for the fiscal year ended March 3, 2013, which is included in the Company’s Annual Report on Form 40-F.

Management reviews all of the relevant facts for each claim and applies judgment in evaluating the likelihood and, if applicable, the amount of any potential loss. Where it is considered probable for a material exposure to result and where the amount of the claim is quantifiable, provisions for loss are made based on management’s assessment of the likely outcome. The Company does not provide for claims that are considered unlikely to result in a significant loss, claims for which the outcome is not determinable or claims where the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.

Additional lawsuits and claims, including purported class actions and derivative actions, may be filed or made based upon the Company’s historical stock option granting practices. Management assesses such claims and where considered likely to result in a material exposure and, where the amount of the claim is quantifiable, provisions for loss are made based on management’s assessment of the likely outcome. The Company does not provide for claims that are considered unlikely to result in a significant loss, claims for which the outcome is not determinable or claims where the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.

See the “Legal Proceedings and Regulatory Action” section of the Company’s unaudited Annual Information Form for additional unaudited information regarding the Company’s legal proceedings, which is included in the Company’s Annual Report on Form 40-F and “Legal Proceedings” in the unaudited Management’s Discussion and Analysis of financial condition and results of operations for fiscal 2013.

(d)	Concentrations in certain areas of the Company’s business

The Company attempts to ensure that most components essential to the Company’s business are generally available from multiple sources, however certain components are currently obtained from limited sources within a competitive market which subjects the Company to significant supply, availability and pricing risks. Many components are at times subject to industry-wide shortages and significant commodity pricing fluctuations

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

including those that are available from multiple sources. In addition, the Company has entered into various agreements for the supply of components, the manufacturing of its products and agreements that allow the Company to use intellectual property owned by other companies; however, there can be no guarantee that the Company will be able to extend or renew these agreements on similar terms, or at all. Therefore, the Company remains subject to significant risks of supply shortages, intellectual property litigation risk as well as potential price increases that can materially adversely affect its financial condition and operating results.

The Company also uses some custom components that are not common to the rest of the industry, and new products introduced by the Company often utilize custom components available from only one source for a period of time. When a component or product uses new technologies, initial capacity constraints may exist until the suppliers’ yields have matured or manufacturing capacity has increased. If the Company’s supply of components for a new or existing product were delayed or constrained the Company’s financial condition and operating results could be materially adversely affected. Further, if the Company was not able to find an alternative source for the necessary quantities, the Company’s business and financial performance could also be materially adversely affected. Continued availability of these components at acceptable prices, or at all, may be affected if those suppliers concentrated on the production of common components instead of components customized to meet the Company’s requirements.

Substantially all of the Company’s hardware products are manufactured by outsourcing partners that are located primarily in Europe, Asia or Mexico. A significant concentration of this manufacturing is currently performed by a small number of outsourcing partners. Although the Company works closely with its outsourcing partners on manufacturing schedules, the Company’s operating results could be adversely affected if its outsourcing partners were unable to meet their production commitments.

(e)	Indemnifications

The Company enters into certain agreements that contain indemnification provisions under which the Company could be subject to costs and damages, including in the event of an infringement claim against the Company or an indemnified third party. Such intellectual property infringement indemnification clauses are generally not subject to any dollar limits and remain in effect for the term of the Company’s agreements. To date, the Company has not encountered material costs as a result of such indemnifications.

The Company has entered into indemnification agreements with its directors and executive officers. Under these agreements, the Company agreed, subject to applicable law, to indemnify its directors and executive officers against all costs, charges and expenses reasonably incurred by such individuals in respect of any civil, criminal or administrative action which could arise by reason of their status as directors or officers. The Company maintains liability insurance coverage for the benefit of its directors and executive officers to reduce its exposure to such obligations. The Company has not encountered material costs as a result of such indemnifications in the current year. See the Company’s Management Information Circular for fiscal 2012 for additional information regarding the Company’s indemnification agreements with its directors and executive officers.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

11.	COST OPTIMIZATION PROGRAMS

Fiscal 2013 Cost Optimization and Resource Efficiency (“CORE”) Program

In March 2012, the Company commenced the CORE program with the objective of improving the Company’s operations and increasing efficiency. The program includes, among other things, the streamlining of the BlackBerry smartphone product portfolio, the optimization of the Company’s global manufacturing footprint, the outsourcing of global repair services, the alignment of the Company’s sales and marketing teams and a reduction in the number of layers of management. On June 28, 2012, the Company announced that it would be reducing its global workforce across all functions by approximately 5,000 employees, representing approximately 30% of the total global workforce, and that all impacted employees would receive severance packages and outplacement support. The Company incurred approximately $220 million in total pre-tax charges related to the CORE program in the fiscal year ended March 2, 2013, related to employee termination benefits, facilities costs and manufacturing network simplification costs. Other charges and cash costs may occur as programs are implemented or changes are completed.

The following table sets forth the activity in the Company’s CORE program for fiscal 2013:

	Employee Termination Benefits	Facilities Costs	Manufacturing Costs	Total
Balance as at March 3, 2012	$—	$—	$—	$—
Charges incurred	123	32	65	220
Cash payments made	(114)	(14)	(63)	(191)

Balance as at March 2, 2013	$9	$18	$2	$29

The CORE charges incurred in fiscal 2013 were as follows:

Cost of sales	$96
Research and development	27
Selling, marketing and administration	97

Total program charge	$220

There were no CORE charges incurred during fiscal 2012 or 2011.

As part of the CORE program, the Company has decided to sell certain redundant assets and discontinue certain operations to drive cost savings and efficiencies in the Company. As a result, in fiscal 2013 certain property, plant and equipment assets have been classified as held for sale on the Company’s consolidated balance sheets, valued at $14 million, the lower of carrying value and fair value less costs to sell. Assets held for sale are expected to be sold within the next twelve months.

In December 2012 the Company sold 100% of the shares of its wholly-owned subsidiary, NewBay Software Limited (“NewBay”). As a result, the Company has recognized a loss on disposal of $3 million, which is included in the loss from discontinued operations line on the Company’s consolidated statements of operations for fiscal 2013.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table sets forth the components of the Company’s loss from discontinued operations presented on its consolidated statements of operations:

	For the year ended
	March 2, 2013	March 3, 2012

Revenues from discontinued operations	$33	$12

Loss from discontinued operations, before tax	(20)	(7)
Loss on disposal of discontinued operation	(3)	—
Income tax recovery	5	—

Loss from discontinued operations, net of tax	$(18)	$(7)

Carrying values of significant assets and liabilities of NewBay at the time of sale include property, plant and equipment and intangible assets of $41 million (March 3, 2012 - $51 million), current assets of $15 million (March 3, 2012 – $32 million) and accrued liabilities of $13 million (March 3, 2012 - $19 million).

Fiscal 2012 Cost Optimization Program

In June 2011, the Company initiated a cost optimization program (the “2012 Cost Optimization Program”) that included a global workforce reduction of approximately 2,000 employees, representing approximately 10% of the global workforce. The Company incurred approximately $125 million in total pre-tax charges related to the 2012 Cost Optimization Program in fiscal 2012. All of the pre-tax charges were related to one-time employee termination benefits and the identification of redundant facilities. During fiscal 2013, the Company made cash payments related to employee termination benefits and facilities costs, as shown in the table below. No further charges are expected to be incurred under this plan.

The following table sets forth the activity in the Company’s 2012 Cost Optimization Program for fiscal 2013:

	Employee Termination Benefits	Facilities Costs	Total
Balance as at March 3, 2012	$10	$44	$54
Cash payments made	(10)	(24)	(34)

Balance as at March 2, 2013	$—	$20	$20

There were no cost optimization charges incurred during fiscal 2011.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

12.	PRODUCT WARRANTY

The Company estimates its warranty costs at the time of revenue recognition based on historical experience and expectations of future return rates and unit warranty repair costs. The warranty accrual balance is reviewed quarterly to establish that it materially reflects the remaining obligation based on the anticipated future expenditures over the balance of the obligation period. Adjustments are made when the actual warranty claim experience differs from estimates. The warranty accrual is included in accrued liabilities on the Company’s consolidated balance sheets.

The change in the Company’s warranty expense and actual warranty experience from February 27, 2010 to March 2, 2013 as well as the accrued warranty obligations are set forth in the following table:

Accrued warranty obligations as at February 27, 2010	$252

Actual warranty experience during fiscal 2011	(657)
Fiscal 2011 warranty provision	806
Adjustments for changes in estimate	58

Accrued warranty obligations as at February 26, 2011	459

Actual warranty experience during fiscal 2012	(685)
Fiscal 2012 warranty provision	622
Adjustments for changes in estimate	12

Accrued warranty obligations as at March 3, 2012	408

Actual warranty experience during fiscal 2013	(474)
Fiscal 2013 warranty provision	392
Adjustments for changes in estimate	(8)

Accrued warranty obligations as at March 2, 2013	$318

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

13.	EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	For the year ended
	March 2, 2013	March 3, 2012	February 26, 2011

Net income (loss) for basic and diluted earnings (loss) per share available to common shareholders from continuing operations	$(628)	$1,171	$3,411

Net loss for basic and diluted loss per share available to common shareholders from discontinued operations	$(18)	$(7)	$—

Weighted-average number of shares outstanding (000’s) - basic	524,160	524,101	535,986

Effect of dilutive securities (000’s) - stock-based compensation	—	89	2,344

Weighted-average number of shares and assumed conversions (000’s) - diluted	524,160	524,190	538,330

Earnings (loss) per share - reported Basic earnings (loss) per share from continuing operations	$(1.20)	$2.23	$6.36

Basic loss per share from discontinued operations	(0.03)	(0.01)	—

Total basic earnings (loss) per share	$(1.23)	$2.22	$6.36

Diluted earnings (loss) per share from continuing operations	$(1.20)	$2.23	$6.34

Diluted loss per share from discontinued operations	(0.03)	(0.01)	—

Total diluted earnings (loss) per share	$(1.23)	$2.22	$6.34

As discussed in the stock-based compensation note above, during fiscal 2013 there were 6,897,616 RSUs granted that will be settled upon vesting by the issuance of new common shares. These RSUs were not incorporated into the calculation of diluted earnings per share for fiscal 2013 as to do so would have been antidilutive; however, these securities may have a dilutive effect on earnings (loss) per share in future periods.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

14.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive income (loss) are as follows:

	As at
	March 2, 2013	March 3, 2012	February 26, 2011

Accumulated net unrealized gains on available-for-sale investments	$2	$2	$5
Accumulated net unrealized gains (losses) on derivative instruments designated as cash flow hedges	(6)	38	(15)

Accumulated other comprehensive income (loss)	$(4)	$40	$(10)

15.	DERIVATIVE FINANCIAL INSTRUMENTS

The notional amounts and fair values of financial instruments outstanding were as follows:

	As at March 2, 2013
	Notional	Estimated
Assets (Liabilities)	Amount	Fair Value

Currency forward contracts - asset	$2,356	$57
Currency option contracts - asset	309	2
Currency forward contracts - liability	1,332	(24)
Currency option contracts - liability	426	(11)

	As at March 3, 2012
Assets (Liabilities)	Notional Amount	Estimated Fair Value

Currency forward contracts - asset	$1,608	$55
Currency option contracts - asset	608	17
Currency forward contracts - liability	2,155	(34)
Currency option contracts - liability	480	(1)

Foreign Exchange

The Company uses derivative instruments to manage exposures to foreign exchange risk resulting from transactions in currencies other than its functional currency, the U.S. dollar. The Company’s currency risk management objective in holding derivative instruments is to reduce the volatility of current and future income as a result of changes in foreign currency exchange rates. To limit its exposure to adverse movements in foreign currency exchange rates, the Company enters into foreign currency forward and option contracts. The Company does not use derivative instruments for speculative purposes.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The majority of the Company’s revenues for the fiscal year ended March 2, 2013 were transacted in U.S. dollars. However, portions of the revenues are denominated in Canadian dollars, Euros, and British Pounds. Purchases of raw materials are primarily transacted in U.S. dollars. Other expenses, consisting of the majority of salaries, certain operating costs and manufacturing overhead are incurred primarily in Canadian dollars. The Company enters into forward and option contracts to hedge portions of these anticipated transactions to reduce the volatility on income associated with the foreign currency exposures. The Company also enters into forward and option contracts to reduce the effects of foreign exchange gains and losses resulting from the revaluation of certain foreign currency monetary assets and liabilities. At March 2, 2013 approximately 19% of cash and cash equivalents, 29% of accounts receivables and 5% of accounts payable and accrued liabilities are denominated in foreign currencies (March 3, 2012 – 38%, 30% and 11%).

The Company records all derivative instruments at fair value on the consolidated balance sheets. The fair value of these instruments is calculated based on notional and exercise values, transaction rates, market quoted currency spot rates, forward points and interest rate yield curves. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative instrument and whether it is designated as a hedge.

The Company’s accounting policies for these instruments outline the criteria to be met in order to designate a derivative instrument as a hedge and the methods for evaluating hedge effectiveness. Hedge effectiveness is formally assessed, both at hedge inception and on an ongoing basis, to determine whether the derivatives used in hedging transactions are highly effective in offsetting changes in the value of the hedged items. If an anticipated transaction is deemed no longer likely to occur, the corresponding derivative instrument is de-designated as a hedge and any associated deferred gains and losses in accumulated other comprehensive income are recognized in income at that time. Any future changes in the fair value of the instrument are recognized in current income.

For any derivative instruments that do not meet the requirements for hedge accounting, or for any derivative instrument for which hedge accounting is not elected, the changes in fair value of the instruments are recognized in income in the current period and will generally offset the changes in the fair value of the associated asset, liability, or forecasted transaction.

The Company enters into forward and option contracts to hedge exposures relating to foreign currency anticipated transactions. These contracts have been designated as cash flow hedges, with the effective portion of the change in fair value initially recorded in accumulated other comprehensive income and subsequently reclassified to income in the period in which the cash flows from the associated hedged transactions affect income. Any ineffective portion of the change in fair value of the cash flow hedge is recognized in current period income. For fiscal year ended March 2, 2013, there was $8 million in realized gains on forward contracts which were ineffective upon maturity (fiscal year ended March 3, 2012 - $2 million in realized losses). As at March 2, 2013 and March 3, 2012, the outstanding derivatives designated as cash flow hedges were considered to be fully effective. The maturity dates of these instruments range from March 2013 to February 2014. As at March 2, 2013, the net unrealized loss on these forward and option contracts was $8 million (March 3, 2012 - net unrealized gain of $51 million). Unrealized gains associated with these contracts were recorded in other current assets and accumulated other comprehensive income (loss). Unrealized losses were recorded in accrued liabilities and accumulated other comprehensive income (loss). As at March 2, 2013, the Company estimates that approximately $8 million of net unrealized losses on these forward and option contracts will be reclassified into income within the next twelve months.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table shows the fair values of derivative instruments designated as cash flow hedges on the consolidated balance sheets:

	As at
	March 2, 2013		March 3, 2012
	Balance Sheet		Balance Sheet
	Classification	Fair Value	Classification	Fair Value
Currency forward contracts - asset	Other current assets	$13	Other current assets	$42
Currency option contracts - asset	Other current assets	2	Other current assets	17
Currency forward contracts - liability	Accrued liabilities	10	Accrued liabilities	6
Currency option contracts - liability	Accrued liabilities	10	Accrued liabilities	1

The following table shows the impact of derivative instruments designated as cash flow hedges on the consolidated statements of operations and the consolidated statements of comprehensive income for the year ended March 2, 2013:

	Amount of Gain (Loss) Recognized in OCI on Derivative Instruments (Effective Portion)	Location of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
Currency forward contracts	$7	Revenue	$52
Currency option contracts	(10)	Revenue	(5)
Currency forward contracts	(1)	Cost of sales	5
Currency option contracts	—	Cost of sales	—
Currency forward contracts	(2)	Selling, marketing and administration	5
Currency option contracts	—	Selling, marketing and administration	—
Currency forward contracts	(1)	Research and development	11
Currency option contracts	(1)	Research and development	(1)

	Amount of Gain (Loss)		Amount of Gain (Loss)
	Recognized in Income on	Location of Gain (Loss) Reclassified	Reclassified from Accumulated
	Derivative Instruments (Ineffective Portion)	from Accumulated OCI into Income (Ineffective Portion)	OCI into Income (Ineffective Portion)
Currency forward contracts	$—	Selling, marketing and administration	$8

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table shows the impact of derivative instruments designated as cash flow hedges on the consolidated statement of operations for the year ended March 3, 2012:

	Amount of Gain (Loss)		Amount of Gain (Loss)
	Recognized in OCI on	Location of Gain (Loss) Reclassified	Reclassified from Accumulated
	Derivative Instruments	from Accumulated OCI into Income	OCI into Income
	(Effective Portion)	(Effective Portion)	(Effective Portion)
Currency forward contracts	$16	Revenue	$(83)
Currency option contracts	8	Revenue	(3)
Currency forward contracts	5	Cost of sales	11
Currency option contracts	1	Cost of sales	—
Currency forward contracts	6	Selling, marketing and administration	12
Currency option contracts	2	Selling, marketing and administration	—
Currency forward contracts	10	Research and development	15
Currency option contracts	3	Research and development	—

	Amount of Gain (Loss)		Amount of Gain (Loss)
	Recognized in Income on	Location of Gain (Loss) Reclassified	Reclassified from Accumulated
	Derivative Instruments (Ineffective Portion)	from Accumulated OCI into Income (Ineffective Portion)	OCI into Income (Ineffective Portion)
Currency forward contracts	$—	Selling, marketing and administration	$(2)

As part of its currency risk management strategy, the Company may maintain net monetary asset and/or liability balances in foreign currencies. The Company enters into foreign exchange forward contracts to hedge certain monetary assets and liabilities that are exposed to foreign currency risk. The principal currencies hedged include the Canadian dollar, Euro, and British Pound. These contracts are not subject to hedge accounting, and any realized and unrealized gains or losses are recognized in income each period, offsetting the change in the U.S. dollar value of the asset or liability. The maturity dates of these instruments range from March 2013 to September 2013. As at March 2, 2013, net unrealized gains of $29 million were recorded in respect of these instruments (March 3, 2012 - net unrealized losses of $14 million). Unrealized gains associated with these contracts were recorded in other current assets and selling, marketing and administration expenses. Unrealized losses were recorded in accrued liabilities and selling, marketing and administration expenses.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table shows the fair values of derivative instruments that are not subject to hedge accounting on the consolidated balance sheets:

	As at
	March 2, 2013		March 3, 2012
	Balance Sheet		Balance Sheet
	Classification	Fair Value	Classification	Fair Value
Currency forward contracts - asset	Other current assets	$44	Other current assets	$13
Currency option contracts - asset	Other current assets	—	Other current assets	—
Currency forward contracts - liability	Accrued liabilities	14	Accrued liabilities	28
Currency option contracts - liability	Accrued liabilities	1	Accrued liabilities	—

The following table shows the impact of derivative instruments that are not subject to hedge accounting on the consolidated statement of operations for the year ended March 2, 2013:

	Location of Gain (Loss) Recognized in	Amount of Gain (Loss) in Income on
	Income on Derivative Instruments	Derivative Instruments
Currency forward contracts	Selling, marketing and administration	$38
Currency option contracts	Selling, marketing and administration	8

The following table shows the impact of derivative instruments that are not subject to hedge accounting on the consolidated statement of operations for the year ended March 3, 2012:

	Location of Gain (Loss) Recognized in	Amount of Gain (Loss) in Income on
	Income on Derivative Instruments	Derivative Instruments
Currency forward contracts	Selling, marketing and administration	$(74)
Currency option contracts	Selling, marketing and administration	4

Credit Risk

The Company is exposed to credit risk on derivative financial instruments arising from the potential for counterparties to default on their contractual obligations. The Company mitigates this risk by limiting counterparties to highly rated financial institutions and by continuously monitoring their creditworthiness. The Company’s exposure to credit loss and market risk will vary over time as a function of currency exchange rates. The Company measures its counterparty credit exposure as a percentage of the total fair value of the applicable derivative instruments. Where the net fair value of derivative instruments with any counterparty is negative, the Company deems the credit exposure to that counterparty to be nil. As at March 2, 2013, the maximum credit exposure to a single counterparty, measured as a percentage of the total fair value of derivative instruments with net unrealized gains, was 29% (March 3, 2012 - 30%; February 26, 2011 - 59%). As at March 2, 2013, the Company had a total credit risk exposure across all counterparties with outstanding or unsettled foreign exchange derivative instruments of $35 million on a notional value of $1.8 billion (March 3, 2012 - $40 million total risk exposure on a notional value of $1.6 billion).

The Company maintains Credit Support Annexes (“CSAs”) with several of its counterparties. These CSAs require that the outstanding net position of all contracts to be made whole by the paying or receiving of collateral to or from the counterparties on a daily basis, subject to exposure and transfer thresholds. As at March 2, 2013, the Company was holding $5 million of collateral from counterparties, approximating the fair value of those contracts. As with the derivatives recorded in an unrealized gain position, this amount is recorded in other current assets.

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Company is exposed to market and credit risk on its investment portfolio. The Company reduces this risk by investing in liquid, investment grade securities and by limiting exposure to any one entity or group of related entities. As at March 2, 2013, no single issuer represented more than 22% of the total cash, cash equivalents and investments (March 3, 2012 - no single issuer represented more than 9% of the total cash and cash equivalents and investments).

Interest Rate Risk

Cash and cash equivalents and investments are invested in certain instruments of varying maturities. Consequently, the Company is exposed to interest rate risk as a result of holding investments of varying maturities. The fair value of investments, as well as the investment income derived from the investment portfolio, will fluctuate with changes in prevailing interest rates. The Company does not currently utilize interest rate derivative instruments to hedge its investment portfolio.

16.	SEGMENT DISCLOSURES

The Company is organized and managed as a single reportable operating segment. The Company currently sells an integrated BlackBerry wireless communications platform solution, which includes the sale of BlackBerry handheld devices and the provision of data communication, compression and security infrastructure services, which enable BlackBerry handheld wireless devices to send and receive wireless messages and data. For enterprise customers, the Company currently sells an integrated BlackBerry Enterprise Server software solution that gives corporate and government customers the ability to set and enforce specific information technology policies to manage their BlackBerry handheld wireless devices when the data services pass through BlackBerry’s Relay and Provisioning infrastructure.

Revenue from continuing operations, classified by major geographic segments in which the Company’s customers are located, was as follows:

	For the year ended
	March 2, 2013		March 3, 2012		February 26, 2011

North America
Canada	$661	6.0%	$1,260	6.8%	$1,408	7.1%
United States	2,235	20.2%	4,182	22.7%	7,823	39.3%

	2,896	26.2%	5,442	29.5%	9,231	46.4%

Europe, Middle East and Africa
United Kingdom	1,238	11.2%	1,919	10.4%	2,218	11.1%
Other	3,264	29.5%	5,743	31.2%	3,867	19.4%

	4,502	40.7%	7,662	41.6%	6,085	30.5%

Latin America	2,114	19.1%	2,646	14.4%	2,738	13.8%

Asia Pacific	1,561	14.0%	2,673	14.5%	1,853	9.3%

	$11,073	100.0%	$18,423	100.0%	$19,907	100.0%

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

	For the year ended
	March 2, 2013	March 3, 2012	February 26, 2011
Revenue mix
Devices	$6,648	$13,794	$15,956
Service	3,910	4,074	3,197
Software	261	318	294
Other	254	237	460

	$11,073	$18,423	$19,907

	As at
	March 2, 2013	March 3, 2012
Property, plant and equipment, intangible assets and goodwill

Canada	$5,160	$5,367
United States	468	555
United Kingdom	30	37
Other	185	364

	$5,843	$6,323

Total assets

Canada	$8,252	$8,693
United States	1,713	2,337
United Kingdom	1,071	1,554
Other	2,129	1,147

	$13,165	$13,731

Research In Motion Limited

Notes to the Consolidated Financial Statements

In millions of United States dollars, except share and per share data, and except as otherwise indicated

17.	CASH FLOW INFORMATION

(a) Cash flows resulting from net changes in working capital items are as follows:

	For the year ended
	March 2, 2013	March 3, 2012	February 26, 2011
Accounts receivable	$709	$898	$(1,352)
Other receivables	218	(168)	(117)
Inventories	426	(409)	42
Income taxes receivable	(463)	(135)	—
Other current assets	(177)	(143)	54
Accounts payable	296	(90)	216
Accrued liabilities	(803)	(135)	539
Income taxes payable	—	(179)	82
Deferred revenue	279	151	40

	$485	$(210)	$(496)

(b) Certain statement of cash flow information related to interest and income taxes paid is summarized as follows:

	For the year ended
	March 2, 2013	March 3, 2012	February 26, 2011
Interest paid during the year	$—	$—	$—
Income taxes paid during the year	$(283)	$684	$1,053

(c) Additional information

Advertising expense, which includes media, agency and promotional expenses totalling $925 million (March 3, 2012 - $864 million; February 26, 2011 - $1.1 billion) is included in selling, marketing and administration expenses for the fiscal year ended March 2, 2013.

Selling, marketing and administration expense for the fiscal year ended March 2, 2013 included $87 million with respect to foreign exchange gains (March 3, 2012 – loss of $40 million; February 26, 2011 – loss of $5 million).